UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Kemper Corporation
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Notice of 2019 Annual Meeting & Proxy Statement

Kemper Corporation
200 East Randolph Street
Suite 3300
Chicago, Illinois 60601
kemper.com

Notice of 2019 Annual Meeting of Shareholders to Be Held May 1, 2019

The 2019 Annual Meeting of the Shareholders (“Annual Meeting”) of Kemper Corporation (“Company” or “Kemper) will be held at 8:00 a.m., Central Daylight Time, on Wednesday, May 1, 2019, at 200 East Randolph Street, 80th Floor, Chicago, Illinois 60601. Attendees providing proper identification will be directed to the meeting room located on the 80th floor. The purpose of the Annual Meeting will be to:

1.	Elect a Board of Directors;

2.	Consider and vote on an advisory proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accountant for 2019;

3.	Consider and vote on an advisory proposal to approve the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement;

4.	Consider and vote on a proposal to approve the Company’s 2019 Employee Stock Purchase Plan; and

5.	Consider and act upon such other business as may be properly brought before the meeting.

The Board of Directors of Kemper has fixed March 7, 2019 as the record date (“Record Date”) for determining shareholders entitled to receive this notice and to vote at the 2019 Annual Meeting or any adjournments or postponements of the meeting. Only shareholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. A list of registered shareholders as of the close of business on March 7, 2019 will be available for inspection at the Annual Meeting and for a period of 10 days prior to May 1, 2019 during ordinary business hours at the Company’s executive offices located at 200 East Randolph Street, Suite 3300, Chicago, Illinois 60601.

By Order of the Board of Directors,

C. Thomas Evans, Jr.
Secretary
Chicago, Illinois
March 20, 2019
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 1, 2019: The Company’s 2019 Proxy Statement and 2018 Annual Report to Shareholders are available at proxyvote.com.

Regardless of whether you plan to attend the Annual Meeting, please vote your proxy as promptly as possible. You may vote by timely returning your signed and dated proxy card in the postage-paid envelope provided, or you may vote by telephone or through the Internet. Instructions are printed on your proxy card. To obtain directions to attend in person, you may contact Investor Relations by telephone at 312.661.4930, or by e-mail at investors@kemper.com.

Proxy Statement Summary

Proxy Statement Summary
The Kemper Board of Directors (“Board of Directors” or “Board”) is furnishing you with this Proxy Statement to solicit your proxy to be voted at Kemper’s Annual Meeting. This Proxy Statement Summary highlights information contained elsewhere in this Proxy Statement. Please read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders
Date:            Wednesday, May 1, 2019
Time:            8:00 a.m. Central Daylight Time
Location:        200 East Randolph Street
80th Floor
Chicago, Illinois 60601
Record Date:        March 7, 2019

Voting Matters and Board Recommendations

Voting Matter		Board Recommendation	Page Reference
1.	Election of Directors;	FOR	9
2.	Advisory vote to ratify selection of Deloitte & Touche LLP as the Company’s independent registered public accountant for 2019;	FOR	15
3.	Advisory vote to approve the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement; and	FOR	54
4.	Vote to approve the Company’s 2019 Employee Stock Purchase Plan	FOR	55

How to Cast Your Vote
The mailing address of our principal executive office is 200 East Randolph Street, Suite 3300, Chicago, Illinois 60601. We began sending these proxy materials on or about March 20, 2019 to all shareholders entitled to vote at the Annual Meeting.
All properly executed proxy cards, and all properly completed proxies submitted by telephone or through the Internet, that are timely delivered in response to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting. For more information, please refer to the Frequently Asked Questions section under the heading Voting and Record Date on page 61.
The proxies may also be voted at any adjournments or postponements of the Annual Meeting.

Kemper Corporation 2019 Proxy Statement 1

Board and Corporate Governance

Board and Corporate Governance

Meetings and Committees of the Board of Directors
The Board has the following four principal standing committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Investment Committee; and (iv) Nominating and Corporate Governance (“NCG”) Committee. The Board has adopted written charters for each committee. These documents are available on the Company’s website at kemper.com under Governance and/or by mail at no cost upon request to the Company at 200 East Randolph Street, Suite 3300, Chicago, Illinois 60601, Attention: Investor Relations.
Under the Company’s Corporate Governance Guidelines and Policy on Director Attendance at Annual Meetings, directors are expected to attend the following types of meetings, unless unavoidable obligations or other circumstances prevent their attendance: (i) annual shareholder meetings; (ii) Board meetings; and (iii) Board committee meetings for the committees on which they serve. Each incumbent director attended at least 75 percent of the 2018 meetings of the Board and Board committees on which he or she served. The non-employee and independent members of the Board meet regularly in executive session. In addition, each of the directors who was a member of the Board on the date of the 2018 Annual Meeting attended such meeting.
The following table shows the current membership (“M”) and chair (“C”) of the Board and each of its four principal Board committees, and the number of Board and Board committee meetings held in 2018 and actions taken by unanimous written consent in lieu of meetings:

Name	Board	Audit Committee	Compensation Committee	Investment Committee	NCG Committee
Teresa A. Canida	M	M		M
George N. Cochran	M	C		M
Kathleen M. Cronin	M	M	C
Douglas G. Geoga	M	M		M
Lacy M. Johnson	M		M		M
Robert J. Joyce	C	M			C
Joseph P. Lacher, Jr.	M			M
Christopher B. Sarofim	M			C
David P. Storch	M		M		M
Susan D. Whiting	M	M	M

Meetings Held	11 (1)	8	5	3	5
Actions Taken by Written Consent	1	—	2	—	—
(1) In addition, the Board held a two-day, long-term strategic planning session with members of the senior management team.
The following is a brief description of the functions of the four principal Board committees:

Audit Committee
The Audit Committee (“Audit Committee”) assists the Board in fulfilling its oversight responsibilities with respect to the:

•	integrity of the Company’s financial statements and adequacy of its internal controls;

•	Company’s compliance with legal and regulatory requirements;

•	independent registered public accountant’s qualifications, independence and performance; and

•	performance of the Company’s internal audit function.

Kemper Corporation 2019 Proxy Statement 2

Board and Corporate Governance

The Audit Committee is a standing committee established in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”). Under its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountant, including prior approval of the audit engagement fees and terms. The Audit Committee is also responsible for, among other matters, reviewing and discussing with management Kemper’s financial statements and disclosures, internal controls, internal audit function, and major risk exposures and steps taken by management to monitor and control such exposures, including its enterprise risk management (“ERM”) structure and program.
The Board has determined that each member of the Audit Committee is independent and financially literate in accordance with the New York Stock Exchange (“NYSE”) Listed Company Manual (“NYSE Listing Standards”) and meets the independence requirements for audit committee membership under the rules of the Securities and Exchange Commission (“SEC”). In addition, the Kemper Board has determined that Mr. Cochran, the Audit Committee chair, is qualified as an audit committee financial expert under the SEC rules.

Compensation Committee
The Compensation Committee assists the Board in fulfilling its responsibilities relating to:

•
reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”) and evaluating the CEO’s performance and compensation in light of such goals and objectives;

•	overseeing the compensation of the Company’s executive officers and other members of senior management as may be designated by the committee from time to time;

•	reviewing and approving the Company’s incentive compensation and equity-based compensation plans;

•	reviewing and approving the material terms of any employment agreements or severance or change-in-control arrangements involving any of the Company’s executive officers; and

•	reviewing and making recommendations to the Board on non-employee director compensation.
The Board has determined that each member of the Compensation Committee is independent in accordance with the NYSE Listing Standards. Additional information about the Compensation Committee’s governance is provided below in the section entitled Discussion of Compensation Committee Governance beginning on page 18.

Investment Committee
The Investment Committee oversees the Company’s investment objectives and policies and reviews the performance of the Company’s investment portfolio on a consolidated basis. The Investment Committee is also responsible for reviewing and approving the policies and objectives for the Company’s investment activities that are established and maintained by the Company’s Chief Investment Officer.

Nominating & Corporate Governance Committee
The NCG Committee assists the Board in fulfilling its responsibilities with respect to:

•	identifying potential candidates qualified to become Board members and recommending director nominees to the Board from time to time and in connection with each annual meeting of shareholders;

•	developing and assessing policies and guidelines for corporate governance, executive succession, business conduct and ethics;

•	leading the Board in its annual review of the performance of the Board and Board committees; and

•	recommending to the Board the members and chairs for each Board committee and a Board member to serve as Chairman of the Board.
The Board has determined that each member of the NCG Committee is independent in accordance with the NYSE Listing Standards.

Kemper Corporation 2019 Proxy Statement 3

Board and Corporate Governance

Corporate Governance
The Corporate Governance Guidelines, Code of Business Conduct and Ethics, charters for Board committees and other corporate governance information can be found on the Company’s website at kemper.com under Governance. Copies of these documents may also be obtained free of charge by request to the Company at 200 East Randolph Street, Suite 3300, Chicago, Illinois 60601, Attention: Investor Relations.

Selection of Board Nominees
In accordance with its charter, the NCG Committee recommends a slate of director nominees for election each year at the Annual Meeting. As needed to fill actual or anticipated vacancies on the Board of Directors, the NCG Committee screens and interviews candidates, and conducts inquiries into each candidate’s background, qualifications and independence in accordance with the NYSE Listing Standards and SEC rules. The NCG Committee may, in its discretion, retain recruiters to identify and evaluate director candidates.
The Company will also consider director recommendations by shareholders that are made in writing, addressed to the Company’s Secretary, and include: (i) the candidate’s name, address and telephone number; (ii) a brief biographical description of the candidate, including his or her occupation for the past five years and a statement of the qualifications of the candidate to serve as director; and (iii) the candidate’s signed consent to serve as a director if elected and to be named in the Company’s proxy materials as a director nominee. The NCG Committee will consider shareholder recommendations using the same standards it uses to assess all other candidates for director.
The NCG Committee evaluates potential nominees for director against the following standards that were previously adopted by the Board, as well as other attributes and skill sets considered desirable or necessary to address particular needs from time to time:

•	the highest ethical standards and integrity;

•	willingness and ability to devote sufficient time to the work of the Board;

•	willingness and ability to represent the interests of shareholders as a whole rather than those of special interest groups;

•	no conflicts of interest that would interfere with performance as a director;

•	a reputation for working constructively with others;

•	a history of achievement at a high level in business or the professions that reflects superior standards; and

•	qualities that contribute to the Board’s diversity.
The primary focus in recruitment and nomination of directors has been on skills and experience. Other than as noted in the last bullet point above, the NCG Committee does not have a specific policy or requirement with regard to its consideration of diversity in identifying director nominees, nor has it attempted to define or limit the concept of “diversity” to any particular set of characteristics. The NCG Committee and the Board believe that the Board should be comprised of members with complementary and diverse skills and experience which, collectively, contribute breadth of perspective and enable the Board to effectively oversee a publicly-traded insurance organization.

Related Person Transactions
The Board has adopted a written policy (“Policy on Related Person Transactions”) for review, approval and ratification of transactions involving the Company and “related persons,” defined as directors, executive officers, and shareholders owning five percent or more of Kemper common stock (“Common Stock”), or their immediate family members. The Policy on Related Person Transactions covers any related person transaction unless it involves: (i) a transaction generally available to all employees of the Company; (ii) less than $120,000 in the aggregate on an annual basis; or (iii) a relationship as an insurance policyholder entered and maintained in the ordinary course of business of a subsidiary of the Company on terms no more favorable to the related person than those applicable to non-affiliated third parties or those generally available to employees of the Company. Covered related person transactions must be approved or ratified by the NCG Committee. In addition,

Kemper Corporation 2019 Proxy Statement 4

Board and Corporate Governance

approval under the Policy on Related Person Transactions is required before the Company can make charitable contributions exceeding $120,000 in the aggregate in any fiscal year to a charitable organization for which a related person serves as an executive officer, director, trustee or in a similar capacity.
Upon learning of a proposed or existing related person transaction requiring review under the Policy on Related Person Transactions, management is required to submit the matter for consideration to the NCG Committee, which will review the transaction and make a determination as to whether it is consistent with the best interests of the Company and its shareholders. In its review, the NCG Committee considers the facts and circumstances it deems significant and relevant to the particular transaction, including such factors as the related person’s relationship to the Company and interest in the transaction, the value of the transaction and any reasonable alternatives, and the potential impact of the transaction on the Company, the related person, and other applicable parties. No director who is on the NCG Committee will participate in the review or approval under the Policy on Related Person Transactions of a transaction involving such director or a member of his or her immediate family.
In accordance with the Policy on Related Person Transactions, the NCG Committee has reviewed certain transactions with the Company involving Fayez Sarofim & Co. (“FS&C”), a registered investment advisory firm. Christopher Sarofim, a member of the board, is Vice Chairman and a member of the board of directors of FS&C. Fayez Sarofim, Chairman of the Board, Chief Executive Officer, a director and the majority shareholder of FS&C, was a member of the Kemper Board until his retirement on May 1, 2013, and is the beneficial owner of more than five percent of the Company’s stock. Pursuant to an agreement entered into between FS&C and the Company’s tax-qualified defined benefit pension plan (“Pension Plan”), FS&C provides investment management services with respect to certain Pension Plan funds. At December 31, 2018, the Pension Plan had $124.5 million in assets managed by FS&C. Under the agreement, FS&C is entitled to fees calculated and payable quarterly based on the fair market value of the assets under management. During 2018, the Pension Plan incurred investment expenses of $0.9 million under the agreement. The agreement governing these services may be terminated by either party at any time on 30 days advance written notice. The Company believes the services described above have been provided on terms no less favorable to the Company than could have been negotiated with non-affiliated third parties.

Director Independence
The Board has adopted categorical standards (“Director Independence Standards”) to assist in its determination of director independence as required by Section 303A of the NYSE Listing Standards and applicable SEC rules. The Director Independence Standards are posted under Governance on the Company’s website at kemper.com. Under the Director Independence Standards, a director is not independent for purposes of his or her service on the Board or a particular Board committee unless the director and his or her immediate family members meet all independence requirements applicable to such service under the NYSE Listing Standards and SEC rules. The Director Independence Standards incorporate by reference certain relationships listed in the NYSE and SEC independence rules. In addition, the Director Independence Standards define four specific types of relationships as categorically immaterial. Two of these types of relationships involve an organization or entity that either received charitable contributions from the Company or engaged in transactions with the Company, in either case to the extent the annual amounts involved did not exceed $120,000. The other two types of relationships are: (i) status as an insurance policyholder of a Company subsidiary in the ordinary course of business of the subsidiary on terms no more favorable to the director than those applicable to unaffiliated third parties or those generally available to Company employees; and (ii) the receipt by a director of administrative support or retirement compensation for prior service from a former employer of such director that has a business relationship with the Company. The Board believes that these specified types of relationships would not affect or influence the Company’s business relationships or create a direct or indirect material interest in the Company’s business transactions on the part of a director.
In connection with its annual independence assessment of the individuals recommended by the NCG Committee as nominees for election to the Board at the 2019 Annual Meeting, the Board considered the applicable independence rules and the factual information derived from the questionnaires and affirmations completed by the individual directors and other available information. The Board affirmatively determined that, under the NYSE Listing Standards, applicable SEC rules and the Director Independence Standards, Mses. Canida, Cronin and Whiting and Messrs. Cochran, Geoga, Johnson, Joyce and Storch are each independent directors with no material relationships with the Company, and as a result, that a majority of the members of the Board are independent.

Kemper Corporation 2019 Proxy Statement 5

Board and Corporate Governance

Compensation Committee Interlocks and Insider Participation
The Board has determined that each member of the Compensation Committee is independent in accordance with the NYSE Listing Standards. The Compensation Committee consists of Mses. Cronin and Whiting and Messrs. Johnson and Storch. None of these individuals is a current or former officer or employee of the Company or any of its subsidiaries, and none of these individuals had a relationship with the Company during 2018 that required disclosure by the Company under the SEC rules on transactions with related persons. Related person transactions and the independence of the non-employee members of the Company’s Board are discussed in more detail under the two preceding headings, Related Person Transactions and Director Independence. No executive officer of the Company has served as a director or member of the compensation committee or other board committee of another entity that had an executive officer who served on the Company’s Compensation Committee or Board.

Board Leadership and Role in Risk Oversight

Board’s Leadership Structure
The current Board structure includes a Chairman of the Board and four principal board committees. The Audit Committee, Compensation Committee and NCG Committee are comprised entirely of independent directors; the Investment Committee is comprised of three independent directors, another non-employee director and the CEO. The Chairman of the Board serves as the primary liaison between non-employee directors and the CEO, although all non-employee directors are encouraged to communicate freely with the CEO and other members of management at any time. In addition, the Chairman sets agendas for, and presides over, Board meetings and executive sessions of non-employee directors.
The Board has no set policy on whether the offices of Chairman and CEO should be held by the same person and believes the combination or separation of these offices should be determined by the circumstances of the Company and the composition of the Board. The Company believes that its leadership structure is appropriate for the Company given the role of the Chairman and current membership of the Board. In addition to the leadership provided by the Chairman and general oversight of the Company provided by the full Board, all non-employee and independent directors meet regularly in executive session, and the principal Board committees and the independent outside advisors those committees retain in their discretion perform significant functions for the Board and the Company.

Board’s Role in Risk Oversight
The Board plays an active role in the oversight of risk assessment and management at various levels of the Board’s leadership structure. Board and Board committee meetings provide the directors with regular opportunities to discuss key matters and raise questions with management, auditors and any consultants retained by the Board or its committees. The Board is regularly informed by members of the Company’s executive and operational management about a wide range of matters that could pose significant risks to the Company. These include, for example, strategic plans, corporate transactions, and significant operational projects and developments. In addition, Board committees have the opportunity to evaluate areas of potential risk on issues pertinent to their particular functional responsibilities.
The Audit Committee has oversight responsibilities pertaining to a number of matters that involve potential risk to the Company, most notably, the Company’s financial reporting and internal controls, ERM functions, the internal audit function, matters reported through the Company’s Corporate Responsibility Hotline, guidelines and policies regarding financial risk assessment and management, and the performance of the Company’s independent auditors. In carrying out these responsibilities, the Audit Committee reviews, for example, the Company’s quarterly and annual financial statements and related SEC disclosures and auditor’s reports and communications, ERM structure and program, major risk exposures (including risks associated with catastrophe losses and mitigation thereof) and management assessments and controls, and internal audit plans and significant findings. In addition, the Audit Committee receives regular updates on the Company’s information security program, cybersecurity risks, and related developments. The Compensation Committee has oversight responsibilities pertaining to the Company’s executive compensation and equity-based compensation programs. In carrying out these responsibilities, the Compensation Committee reviews compensation risk assessments, performance metrics and results under the Company’s cash incentive and equity-based compensation plans and levels of ownership of the Company’s Common Stock by its executive officers and directors.

Kemper Corporation 2019 Proxy Statement 6

Director Compensation

Director Compensation

2018 Annual Non-Employee Director Compensation Program
The following table shows the 2018 non-employee director compensation program:

Board/Committee/Position	Annual Chair Retainer ($)	Annual Non-Chair Retainer ($)	Deferred Stock Unit Award ($)
Board of Directors	165,000	60,000	110,000	(1)
Audit Committee	33,000	15,000	—
Compensation Committee	15,000	8,000	—
Investment Committee	15,000	10,000	—
Nominating & Corporate Governance Committee	15,000	7,000	—

(1)
Under the 2018 program, an annual deferred stock unit (“DSU”) award covering shares of Common Stock with a grant date value of $110,000 was granted automatically at the conclusion of the Annual Meeting to each non-employee director under the Company’s 2011 Omnibus Equity Plan (“Omnibus Plan”).

The non-employee directors are eligible to defer up to 100 percent of the fees earned for service on the Board and Board committees under the Kemper Corporation Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”). For more information about the Deferred Compensation Plan, see the narrative discussion in the Executive Officer Compensation & Benefits section on page 48 under the heading Deferred Compensation Plan.
The DSUs granted to non-employee directors give the holder the right to receive one share of Common Stock for each DSU issued and are fully vested on the date of grant. Holders of DSUs are entitled to receive dividend equivalents in cash in the amount and at the time that dividends would have been payable if the DSUs were shares of Common Stock. Conversion of the DSUs into shares of Common Stock is deferred until the date the holder’s service on the Board terminates.
All directors are entitled to reimbursement for travel expenses incurred in attending Board and Board committee meetings and other Company business. Each of the Company’s directors, including any director who is also a member of management, is a party to an indemnification and expense advancement agreement with the Company, as permitted by the Delaware General Corporation Law. The provisions of these agreements are substantially the same as the indemnification provisions applicable to the directors under the Company’s Amended and Restated Bylaws (“Bylaws”) and Certificate of Incorporation, except that the agreements may not be amended or terminated without the written consent of the respective director.

Changes Made to Non-Employee Director Compensation for	2019
Effective in the second quarter of 2019, the Board approved the following annual retainer changes:

•	Annual Chair Retainer for the Chairman of the Board increased to $200,000;

•	Annual Non-Chair Retainer for other members of the Board increased to $80,000;

•	Annual Non-Chair Retainer for the Compensation Committee members increased to $10,000; and

•	Annual Non-Chair Retainer for the NCG Committee members increased to $8,000.

In addition, the Board amended the equity portion of the non-employee Board compensation to replace the annual DSU award with a restricted stock unit award that has a grant date value of $130,000 and a one-year vesting period. Payment of dividend equivalents will be deferred until vesting.

Director Compensation Table

The following table shows the compensation earned in 2018 based on the annual non-employee director compensation program in effect for 2018. The specific amounts of fees earned and awards granted differs for individual directors based on the particular committees on which they sit, the dates they joined or departed from the Board and specific committees,

Kemper Corporation 2019 Proxy Statement 7

Director Compensation

and the variable fee structure for each committee and committee chairs versus non-chair members as shown in the table above on page 7.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($)(2)	Deferred Stock Unit Awards($)(3)	All Other Compensation($)(4)	Total($)
Teresa A. Canida	43,519	—	—	43,519
George N. Cochran	103,000	110,000	6,250	219,250
Kathleen M. Cronin	92,923	110,000	6,250	209,173
Douglas G. Geoga	84,165	110,000	7,210	201,375
Thomas M. Goldstein (1)	84,341	110,000	3,446	197,787
Lacy M. Johnson	75,000	110,000	3,446	188,446
Robert J. Joyce	188,500	110,000	7,210	305,710
Christopher B. Sarofim	75,000	110,000	7,210	192,210
David P. Storch	79,000	110,000	7,210	196,210
Susan D. Whiting	83,000	110,000	682	193,682

(1)	Mr. Goldstein resigned from the Company, effective January 29, 2019.

(2)
Fees shown were earned for service on the Board and/or Board committees and include any amounts deferred at the election of an individual Board member under the Deferred Compensation Plan. For more information about the Deferred Compensation Plan, see the narrative discussion in the Executive Officer Compensation & Benefits section under the heading Deferred Compensation Plan on page 48.

(3)
The amounts shown represent the aggregate grant date fair values of the annual DSU awards granted to the designated directors on June 1, 2018. Ms. Canida was not a member of the Board until July 2018 and so was not eligible for a DSU award in 2018. The grant date fair values for the annual DSU awards were based on the grant date closing price $77.50 per share of Common Stock. For a discussion of valuation assumptions, see Note 10, Long-term Equity-based Compensation, to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K (“Annual Report”) for the year ended December 31, 2018. Additional information about non-employee director DSU awards is provided in the narrative preceding this table.

For each non-employee director, the following table shows the total number of outstanding stock option shares and DSUs held as of December 31, 2018:

Name	Outstanding Option Shares as of 12/31/18(#)	Outstanding Deferred Stock Units as of 12/31/18(#)
Teresa A. Canida	—	—
George N. Cochran	9,179	7,220
Kathleen M. Cronin	8,000	7,220
Douglas G. Geoga	29,965	8,220
Thomas M. Goldstein	—	4,300
Lacy M. Johnson	—	4,300
Robert J. Joyce	17,179	8,220
Christopher B. Sarofim	16,000	8,220
David P. Storch	29,179	8,220
Susan D. Whiting	—	1,420
(4) The amounts shown represent the amounts paid as dividend equivalents in connection with outstanding DSUs.

Kemper Corporation 2019 Proxy Statement 8

Proposal 1

Proposal 1: Election of Directors

Overview
Shareholders are being asked to elect nine directors. Current Board member, Douglas G. Geoga, who has served on the Board since 2000, will be retiring from the Board effective May 1, 2019 and so is not standing for re-election. The Board of Directors commends Mr. Geoga for his long-standing commitment and exceptional contributions to the Board and the Company. As of May 1, 2019, the Board will reduce the size of the Board to nine members and, accordingly, the Board has slated nine nominees for election at the Annual Meeting.
Directors serve for an annual term or until the election of their successors, or as otherwise provided under the Bylaws. If any of the director nominees for election to the Board at the Annual Meeting named below (“Nominees”) declines or is unable to serve as a director (neither of which is anticipated), the individuals designated as proxies on the proxy card reserve full discretion to vote for any or all other persons who may be nominated. A Nominee will be elected if the number of votes cast “FOR” exceeds the number of votes cast “AGAINST” his or her election.

Business Experience of Nominees
The NCG Committee considers and recommends candidates for the Board. Each of the individuals selected to serve as a Nominee meets the standards for Board nominees as described above under the heading Selection of Board Nominees on page 4. The NCG Committee and the Board believe each Nominee has demonstrated significant business achievements, ethical principles and commitment to serve the Company and its shareholders, and that the specific experience, qualifications, attributes and skills of each Nominee add to the collective ability of the Board to perform its duties and discharge its responsibilities with competence, professionalism and expertise.
The following is a summary of the background and public-company directorships held by each Nominee over at least the past five years, as well as some specific factors particular to such Nominee that, combined with the generally applicable factors noted above, led the Board to conclude that he or she should be selected as a Nominee for election to the Board at the Annual Meeting:

Teresa A. Canida

Ms. Canida is currently serving as a Principal and Portfolio Manager of Cito Capital Group, LLC, a position she has held since 2016. Ms. Canida served in various capacities with Taplin, Canida & Habacht LLC, including as Chairperson from 2015 until 2016, President from 2008 until 2015, and President, Managing Principal, and Chief Compliance Officer from 1985 until 2008. Ms. Canida served as a member of the Board of Directors of Infinity Property and Casualty Corporation (“Infinity”) from May 2009 until the company was acquired by Kemper in July 2018.
Ms. Canida brings invaluable knowledge about Infinity and significant industry experience gained during her nearly decade-long tenure on the Infinity Board of Directors. In addition, Ms. Canida offers the Board expertise in the financial markets and investment community gained from her leadership roles in the investment industry, entrepreneurial skills established through co-founding and managing a multi-billion dollar investment advisory firm, and knowledge and understanding of the Company’s Hispanic customer base.

Age: 65 Director since: 2018

Kemper Corporation 2019 Proxy Statement 9

Proposal 1

George N. Cochran

Mr. Cochran served as Chairman in the Global Financial Institutions Group at Macquarie Capital until his retirement in December 2014. Previously, he was the Chairman of Fox-Pitt Kelton Cochran Caronia Waller (“FPKCCW”) and co-founder of its predecessor firm, Cochran Caronia Waller (“CCW”). FPKCCW was acquired by Macquarie Capital in November 2009. Prior to co-founding CCW, Mr. Cochran developed Kidder Peabody’s Insurance M&A and Financing Practice and also served as Managing Director and Insurance Industry Head of Coopers & Lybrand Securities, LLC.
Mr. Cochran brings considerable insurance industry expertise to the Board, as well as substantial merger and acquisition knowledge specific to the industry. His experience in top leadership roles at several investment banking firms provides the Board with additional expertise in the areas of executive development and operational management. In addition, Mr. Cochran is a National Association of Corporate Directors (“NACD”) Governance Fellow and Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for directors and corporate governance professionals.

Age: 64 Director since: 2015

Kathleen M. Cronin

Ms. Cronin is Senior Managing Director, General Counsel and Corporate Secretary for CME Group Inc. (“CME Group”), the world’s leading and most diverse derivatives marketplace. Before joining CME Group in November 2002, Ms. Cronin was in private practice at the law firm of Skadden, Arps, Slate, Meagher and Flom, where she was employed for more than 10 years and focused her practice on corporate, securities offerings and transactional matters. From 1995 to 1997, Ms. Cronin served as Chief Counsel/Corporate Finance for Sara Lee Corporation.
Ms. Cronin’s role overseeing audit, compliance, regulatory and risk management functions at CME Group, and her experience in the areas of information security, corporate governance, government relations, corporate law and corporate finance, provide the Board with important knowledge and perspective on the challenges of doing business in a highly-regulated industry and expertise regarding the role of the board and its committees. Her background in these areas also makes her particularly well-suited to serve on the Audit and Compensation Committees.

Age: 55 Director since: 2015

Lacy M. Johnson

Mr. Johnson is a partner with the Ice Miller LLP law firm, where he has practiced since January 1993. His primary practice areas focus on public affairs services and he serves as co-chair to the firm’s Public Affairs and Gaming Group. Before joining Ice Miller, Mr. Johnson served as Attorney, Government Relations Services, Sagamore-Bainbridge, Inc., Director of Security for the Indiana State Lottery, liaison with the Indiana General Assembly, and Lt. Colonel and deputy superintendent for Support Services for the Indiana State Police. Mr. Johnson is a Democratic National Committeeman and former Lt. Commander of the United States Naval Intelligence Reserves.
Mr. Johnson’s background in public affairs and government relations brings unique perspective to the Board. In addition, Mr. Johnson provides the Board with legal acumen gained over his twenty years of legal practice in a private law firm.

Age: 66 Director since: 2016

Kemper Corporation 2019 Proxy Statement 10

Proposal 1

Robert J. Joyce

Mr. Joyce has served as Chairman of the Board of Directors of the Company since November 2015. Mr. Joyce served as Chairman and Chief Executive Officer of Westfield Group from July 2003 to January 2011, and as Executive Chair of Westfield’s Board from January 2011 until his retirement in March 2012. Westfield Group is privately-held and provides a broad portfolio of insurance and financial services. Mr. Joyce also served as Chairman of Westfield Bank from December 2001 to April 2010. Prior to joining Westfield in 1996, Mr. Joyce held various senior leadership positions with Reliance Insurance Group, and previously worked as a certified public accountant. Mr. Joyce served as a U.S. Navy Captain and is a veteran of Desert Storm and Desert Shield.
Mr. Joyce brings substantial leadership experience and insurance industry expertise to the Board. Mr. Joyce also gained valuable acumen and skills for his role as Chairman of the Company’s Board through his years of service as Chairman of the Board at Westfield. In addition, Mr. Joyce previously served on the Board of Governors of the Property Casualty Insurers Association of America and is a past chair of that organization. He also served as a Trustee of the Griffith Insurance Education Foundation and on the Board of the National Association of Independent Insurers.

Age: 70 Director since: 2012

Joseph P. Lacher, Jr.

Mr. Lacher has served as President and Chief Executive Officer of the Company since November 2015. Mr. Lacher previously served in other senior executive roles in the insurance industry. From November 2009 to July 2011, Mr. Lacher was President of Allstate Protection, a unit of Allstate Corporation, where he led the company’s property and casualty offerings serving more than 17 million American households. Prior to Allstate, Mr. Lacher spent 18 years at The Travelers Companies, Inc., most recently serving as Executive Vice President - Personal Insurance from 2002 to 2009 and additionally as Executive Vice President - Select Accounts from 2006 to 2009.
Mr. Lacher’s senior executive experience in the insurance industry provides valued expertise and perspective to the Board. In his role as the Company’s Chief Executive Officer, he fills a critical role as liaison between the Board and the members of the Company’s executive and operational teams. His strong industry background and insights complement the broad business backgrounds and skills of the other members of the Board.

Age: 49 Director since: 2015

Christopher B. Sarofim

Mr. Sarofim is the Vice Chairman and a member of the Board of Directors of Fayez Sarofim & Co., a registered investment advisory firm. Mr. Sarofim joined the firm in 1988 and has been a member of its Board since August 2014. He is a member of the firm’s Executive, Finance and Investment Committees, and is also the President of the firm’s foreign advisory business, Sarofim International Management Company. Mr. Sarofim shares portfolio management responsibilities for numerous separate accounts advised by the firm, as well as several Dreyfus Corporation mutual funds. Prior to joining Fayez Sarofim & Co., he was employed with Goldman, Sachs & Co. in corporate finance.
Mr. Sarofim offers the Board extensive experience in the investment world, gained with one of the nation’s premier investment advisory firms. With his financial background and investment advisory experience, Mr. Sarofim is particularly well-suited to serve on the Investment Committee and provides the Board financial market and securities analysis expertise, key aspects of the Company’s investment portfolio management function.

Age: 55 Director since: 2013

Kemper Corporation 2019 Proxy Statement 11

Proposal 1

David P. Storch

Mr. Storch is currently Non-Executive Chairman of the Board of AAR Corp., a leading provider of aviation services to the worldwide commercial aerospace and government/defense industries, a position he has held since June 2018. Mr. Storch had served as AAR’s Chairman of the Board and Chief Executive Officer from October 2005 through May 2018 when he retired as Chief Executive Officer, and additionally served as President from July 2015 to June 2017. He previously served various terms as AAR’s President, Chief Executive Officer and Chief Operating Officer between 1989 and 2007. Mr. Storch also served as a director of KapStone Paper and Packaging Corporation, a leading North American producer of unbleached kraft paper products and corrugated packaging products until November 2018. Mr. Storch served as Lead Director of Kemper’s Board from August 2012 to November 2015.
Mr. Storch brings the Board substantial leadership expertise and skills. The experiences he has had as Chairman of the Board and Chief Executive Officer of a large multinational public corporation, an executive responsible for business development, a board member of another public company and a business leader in his industry, offer the Board broad and unique perspectives and hands-on knowledge of the challenges of running a public company.

Age: 66 Director since: 2010

Susan D. Whiting

Ms. Whiting currently serves as a director and advisor to for-profit global companies, both private and public. Ms. Whiting had served as Vice Chair of Nielsen Holdings plc until she stepped down in January 2014, following her 35-year career with Nielsen, a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Ms. Whiting’s prior positions with Nielsen include President, Chief Operating Officer, Chief Executive Officer and Chairman of Nielsen Media Research, and Global Executive Vice President. Ms. Whiting has also served as a director of Alliant Energy Corporation since 2013.
Ms. Whiting has an extensive background in a variety of operational and executive roles. Her resulting expertise in consumer behavior, information services and data analytics, and government and public affairs, provides the Board with strategic management know-how in these areas. In addition, Ms. Whiting’s career service with Nielsen gives the Board significant consumer-focused perspective and insight.

Age: 62 Director since: 2017

Required Vote
Under the Company’s Bylaws, if a quorum is present, each Nominee will be elected by the affirmative vote of a majority of the votes cast, meaning that the number of shares voted “FOR” a Nominee exceeds the number of shares voted “AGAINST” such Nominee. “Abstentions” and “broker non-votes” are not considered votes cast “FOR” or “AGAINST” the foregoing purpose, and will have no effect on the election of Nominees. If a Nominee who is an incumbent director receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, the Company’s Bylaws require that such director must promptly tender his or her resignation to the Board following certification of the vote.

Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” the Election of all Nominees for Director in Proposal 1.

Kemper Corporation 2019 Proxy Statement 12

Audit Matters

Audit Matters

Audit Committee Report
This report concerns the Audit Committee and its activities regarding the Company’s financial reporting and auditing processes. The role of the Audit Committee is one of oversight, and does not include conducting audits or determining whether the financial statements are complete and accurate. The responsibility for the completeness and accuracy of the Company’s financial statements and the assessment of the effectiveness of the Company’s internal control over financial reporting rests with the Company’s management. It is the responsibility of the Company’s independent registered public accountant to perform an audit of, and to express an opinion on whether, the Company’s annual financial statements are fairly presented in conformity with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting. The responsibility of the Audit Committee is to review and monitor these processes on behalf of the Board.
In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements and the effectiveness of the Company’s internal control over financial reporting with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accountant for the fiscal year ended December 31, 2018. The Audit Committee has also discussed with Deloitte & Touche, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received from, and discussed with, Deloitte & Touche its written disclosures and letter regarding its independence required by applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee about independence, and has discussed with Deloitte & Touche the firm’s independence.
In reliance on these reviews and discussions, and the report of Deloitte & Touche as the Company’s independent registered public accountant, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2018 be included in the Annual Report for that year for filing with the SEC.

Audit Committee of the Board of Directors of Kemper Corporation

Teresa A. Canida
George N. Cochran, Chair
Kathleen M. Cronin
Douglas G. Geoga
Robert J. Joyce
Susan D. Whiting

Independent Registered Public Accountant

Independent Registered Public Accountant
Independent Registered Public Accountant Fees for 2018 and 2017 and Pre-Approval of Services
Deloitte & Touche, a registered public accountant with the PCAOB, served as the Company’s independent registered public accountant for and during the years ended December 31, 2018 and 2017. The following table provides information regarding the fees for professional services provided by Deloitte & Touche for 2018 and 2017:

Fee Type	2018	2017
Audit Fees	$5,604,359	$3,847,215
Audit-Related Fees	1,126,510	46,000
Tax Fees	31,017	—
Total Fees	$6,761,886	$3,893,215

Kemper Corporation 2019 Proxy Statement 13

Audit Matters

Audit Fees in 2018 and 2017 included fees for: (i) the audit of the Company’s annual financial statements and to provide an opinion on the effectiveness of the Company’s internal control over financial reporting; (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q; and (iii) other services normally provided by the independent registered public accountant, including services in connection with regulatory filings by the Company and its subsidiaries for the 2018 and 2017 fiscal years. Audit-Related Fees in 2018 included fees for (i) due diligence services; and (ii) the audit of several of the Company’s employee benefit plans. Audit-Related Fees in 2017 related to fees for the audit of one of the Company’s employee benefit plans. Tax Fees in 2018 included fees to prepare forms and schedules for several of the Company’s employee benefit plans.
Pre-Approval of Services by Independent Registered Public Accountant
Under its charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Kemper’s independent registered public accountant, including the pre-approval of audit engagements and all permitted non-audit engagements of the independent registered public accountant. Pre-approval of non-audit services may be delegated to the chair of the Audit Committee. All services provided to Kemper by Deloitte & Touche in 2018 and 2017 were pre-approved by the Audit Committee.

Kemper Corporation 2019 Proxy Statement 14

Proposal 2

Proposal 2: Advisory Vote to Ratify the Selection of Deloitte & Touche LLP as the Company's Independent Registered Public Accountant

Overview
The Audit Committee considered the performance and qualifications of Deloitte & Touche and has reappointed Deloitte & Touche to serve as the Company’s independent registered public accountant for the fiscal year 2019, and the Board is asking shareholders to ratify that selection. Under applicable laws, rules and regulations, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountant. The Board believes that shareholder ratification of the appointment of the independent registered public accountant, while not legally required, represents good governance practice in light of the significance of the independent registered public accountant’s role in the process of ensuring the integrity of the Company’s financial statements.
The vote is advisory, which means the vote is not binding on the Company, the Board or the Audit Committee. The affirmative vote of a majority of the votes cast with respect to the proposal is required to ratify the selection of Deloitte & Touche as the Company’s independent registered public accountant for the 2019 fiscal year. In the event the appointment is not ratified, the Audit Committee will consider whether the appointment of a different independent registered public accountant would better serve the interests of the Company and its shareholders. Despite shareholder ratification, the Audit Committee may appoint a new independent registered public accountant at any time if it determines in its sole discretion that such appointment is appropriate and in the best interests of the Company and its shareholders.
It is expected that representatives from Deloitte & Touche will be present at the Annual Meeting. Such representatives may make a statement if they desire to do so and will be available to respond to appropriate questions.

Required Vote
If a quorum is present, the selection of Deloitte and Touche as the Company’s independent registered public accountant for 2019 will be ratified by the affirmative vote of the majority of votes cast, meaning the number of shares voted “FOR” the proposal exceeds the number of shares voted “AGAINST” the proposal. “Abstentions” and “broker non-votes” are not considered votes cast “FOR” or “AGAINST” the proposal and will have no effect on the proposal.

Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” Proposal 2.

Kemper Corporation 2019 Proxy Statement 15

Executive Officers

Executive Officers
The following narratives summarize the business experience over at least the last five years of the Company’s current executive officers, other than Mr. Lacher, whose business experience was described above under the heading Business Experience of Nominees on page 9. The positions described below as being with the Company may have been held with Kemper or one or more of its subsidiaries. The executive officers serve at the pleasure of the Board.

John M. Boschelli, Senior Vice President and Chief Investment Officer, 50
Mr. Boschelli assumed his current position with the Company in May 2015. Mr. Boschelli served as Vice President and Chief Investment Officer of the Company from May 2009 to May 2015. Mr. Boschelli served as the Company’s Treasurer from February 2002 to May 2009, as Assistant Treasurer from December 1999 to February 2002 and in various other positions from December 1997 to April 1999.

Charles T. Brooks, Senior Vice President, Operations and Systems, 52
Mr. Brooks joined the Company in May 2016 as Senior Vice President & Chief Information Officer and assumed his current position in March 2017. Prior to joining the Company, Mr. Brooks served as the Global Operations and Technology Officer for ACE Limited (now Chubb), a position he held from August 2011 to December 2015. From February 2009 to August 2011, Mr. Brooks served as Senior Vice President/Head, Member and Plan Sponsor Services for Aetna. Mr. Brooks previously served as Senior Vice President, Operations and Chief Information Officer, Personal Lines for Travelers from December 2003 to February 2009 and as Partner, Financial Services - Insurance Practice at Accenture from June 1998 to December 2003.

C. Thomas Evans, Jr., Senior Vice President, Secretary and General Counsel, 60
Mr. Evans assumed his current position with the Company in May 2016. Mr. Evans served as the Company’s Vice President, General Counsel and Secretary from May 2015 to May 2016 and as Secretary and Associate General Counsel from May 2011 to May 2015. Mr. Evans served as the Company’s Assistant General Counsel from May 2002 to May 2011 and as Counsel from April 1992 to May 2002. Before joining the Company in 1992, Mr. Evans was in private practice with the law firm of Winston & Strawn, where his practice focused on commercial litigation.

Mark A. Green, Senior Vice President and President, Life & Health Division, 51
Mr. Green joined the Company in May 2016. Prior to joining the Company, Mr. Green held various executive positions with Allstate Corporation from March 2009 to May 2016, and most recently served as President-Encompass Insurance Company from August 2015 to May 2016. During his tenure with Allstate, he also served as President-Allstate Dealer Services, President-Ivantage and Senior Vice President-Allstate Financial. Prior to Allstate, Mr. Green served as Chief Risk Officer/Executive Vice President with AIX Group from July 2005 to March 2009. He previously served as Vice President-Wells Fargo Insurance Services from July 2003 to July 2005, Vice President of Chubb Financial Solutions from July 2002 to July 2003 and served in various management roles at Swiss Re from July 1995 to July 2002.

Kimberly A. Holmes, Senior Vice President, Chief Actuary and Strategic Analytics Officer, 55
Ms. Holmes joined the Company in February 2019. Prior to joining the Company, Ms. Holmes served as Senior Vice President & Global Head of Strategic Analytics at AXA XL from December 2010 to February 2019. Prior to this position, Ms. Holmes served in various senior roles at Endurance Specialty Insurance Ltd., from March 2002 - November 2010, including Senior Vice President and Chief Actuary and as Global Head of Reinsurance Risk Management. Previously, Ms. Holmes served in senior positions at Enterprise Reinsurance Ltd. from August 1998 to March 2002 and at General Reinsurance from August 1992 to August 1998.

James J. McKinney, Senior Vice President and Chief Financial Officer, 39
Mr. McKinney joined the Company in November 2016. Prior to joining the Company, Mr. McKinney served as Executive Vice President, Chief Financial Officer for Banc of California from November 2015 to November 2016 and as Executive Vice President, Chief Accounting Officer from September 2015 to November 2015. From November 2012 to July 2015, Mr. McKinney held senior executive positions with International Lease Finance Corporation, a unit of AerCap Holdings N.V.,

Kemper Corporation 2019 Proxy Statement 16

Executive Officers

where he served most recently as Vice President, Controller and previously as Vice President, Principal Accounting Officer and Global Corporate Controller. Mr. McKinney previously held several senior financial positions with RBS Citizens Asset Finance from June 2004 to November 2012, most recently as Vice President, Head of Balance Sheet Management, Operations & Strategy.

Christine F. Mullins, Senior Vice President and Chief Human Resources Officer, 60
Ms. Mullins joined the Company in November 2016. Prior to joining the Company, Ms. Mullins served as a Partner at CEO.works from January 2015 to October 2016. From April 2008 to December 2014, Ms. Mullins served in a number of executive human resource positions at Zurich Insurance Group, most recently as Head of HR Strategy and Global Services from November 2012 to December 2014. She previously served as Human Resource Chief Operating Officer and Director of Human Resources Transformation for Zurich from June 2011 to November 2012. Prior to joining Zurich, Ms. Mullins held various executive and management positions with Motorola, Inc. from 1979 to 2008.

Richard Roeske, Vice President and Chief Accounting Officer, 58
Mr. Roeske assumed his current position with the Company in January 2001 and has served as the Company’s Chief Accounting Officer since August 1999. Additionally, for portions of 2010 and 2016, Mr. Roeske served as the Company’s Interim Chief Financial Officer. Mr. Roeske also held various accounting positions within the Company from January 1990 to August 1999.

Duane A. Sanders, Senior Vice President and President, Property & Casualty Division, 62
Mr. Sanders joined the Company in January 2018. Prior to joining the Company, Mr. Sanders spent 16 years at Travelers, from August 2001 to January 2018, in several senior leadership roles, most recently as Senior Vice President of Small Commercial, leading Field Operations, National Programs, National Distribution, International Small Commercial, and the broader Business Insurance Low Touch initiative. From 2013 to 2016, Mr. Sanders held various senior leadership roles at Travelers Canada, including CEO and COO. Prior to joining Travelers, Mr. Sanders held various senior leadership positions at Mobile America Insurance Group from 1995 to 2001.

Kemper Corporation 2019 Proxy Statement 17

Compensation Committee Governance

Discussion of Compensation Committee Governance

Compensation Committee Authority and Delegation
The scope and authority of the Compensation Committee is described in the Corporate Governance section above. The Compensation Committee has authority to retain outside advisors to assist the committee in its evaluation of executive compensation, and to approve the fees and other terms of retention of such advisors. Under the terms of its charter, the Compensation Committee may delegate authority to subcommittees, consistent with applicable law. However, the Compensation Committee does not presently have any subcommittees and no such delegations have been made.
The Compensation Committee has delegated authority to the Company’s CEO to grant, and designate recipients for, a limited number of awards under the Omnibus Plan, and to determine the size, terms and conditions of such awards. The delegated authority covers only new hire, promotional and retention awards to employees other than the Company’s executive officers. The delegated authority is regularly monitored by the Compensation Committee.

Compensation Committee Process Overview
The Compensation Committee performs an annual review of the Company’s executive compensation policies, practices and programs, and of the compensation provided to the Company’s executive officers and directors. Annual reviews have historically started at the Compensation Committee meeting held in the last quarter of each year, with compensation determinations for the Company’s executive officers approved at its first quarter meeting of the following year. At or prior to its first quarter meeting, the Compensation Committee makes decisions on:

•	annual compensation of the Company’s executive officers;

•
determination of the amounts of any annual cash incentives payable for the prior year, including validation of performance results for determining any payouts under performance-based cash and equity-based compensation awards granted for prior years;

•	any changes to Kemper’s executive compensation plans and programs; and

•	determinations as to the current-year cash and equity-based compensation.
The CEO plays a key role in the decision-making process for determining the annual compensation of the other executive officers by providing performance assessments and making compensation recommendations to the Compensation Committee on salary, annual cash incentives, and equity-based compensation awards. The Compensation Committee considers these recommendations and meets with the CEO to discuss his rationale. The Compensation Committee works collaboratively with the CEO to obtain the benefit of his knowledge and judgment to determine the appropriate compensation for those executive officers.
At its first quarter meeting each year, the Compensation Committee approves recommendations to the Board for any changes to the non-employee director compensation program. The Company’s executive officers are not involved in the process of analyzing and determining compensation for the non-employee members of the Board, except the CEO, who participates as a Board member when non-employee director compensation is considered and determined by the Board.

The Role of Compensation Consultants
The Compensation Committee has engaged the services of independent compensation consultants to assist with its executive and non-employee director compensation review and oversight, and for such additional services as it has requested from time to time. The Compensation Committee engaged Pay Governance LLC (“Pay Governance”) as its independent compensation consultant for 2018. The Compensation Committee asked Pay Governance to provide the committee with benchmarking data based on comparable companies in the insurance industry, as well as general

Kemper Corporation 2019 Proxy Statement 18

Compensation Committee Governance

benchmarking data for the executive officers, data and practices with respect to non-employee director compensation, advice on current trends and developments related to executive compensation, and advice on other executive and director compensation matters that arose in the ordinary course. The involvement of Pay Governance in the 2018 executive compensation decision-making process is described in more detail below in the discussion under the heading Benchmarking Analysis in the Compensation Discussion and Analysis section.
Before retaining Pay Governance as its consultant, the Compensation Committee considered the firm’s independence and concluded that no factors existed that presented any independence issues or conflicts of interest under applicable rules of the NYSE or SEC.

Kemper Corporation 2019 Proxy Statement 19

Compensation Discussion and Analysis

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program and explains how the Compensation Committee made compensation decisions for the following named executive officers (“NEOs”) in 2018:

Named Executive Officer	Position with the Company in 2018
Joseph P. Lacher, Jr.	President and Chief Executive Officer
James J. McKinney	Senior Vice President and Chief Financial Officer
John M. Boschelli	Senior Vice President and Chief Investment Officer
Mark A. Green	Senior Vice President and President, Life & Health Division
Duane A. Sanders	Senior Vice President and President, Property & Casualty Division

Executive Summary

Background

During 2018, we continued to improve our operating performance, building on the progress we achieved in 2017. We shifted our focus from financial turnaround to delivering sustainable, profitable growth, and strengthened the Company’s competitive advantage in the specialty auto insurance market through our acquisition of a leading provider, Infinity Property and Casualty Corporation (“Infinity”). The Infinity acquisition was a major step forward in our growth plans and broader strategy of acquiring businesses that strategically enhance our business and create value in underserved niche markets. The Company’s strong results also reflect the continued solid performance of our Life & Health Division and our investment management expertise.

Financial and Shareholder Performance

Overall Kemper financial results for 2018 compared to 2017 and 2016:

Kemper Corporation 2019 Proxy Statement 20

Compensation Discussion and Analysis

Major contributors to the improved financial performance in 2018
✓	Specialty P&C Insurance Segment: Strong organic growth and profitability further enhanced by the addition of Infinity
✓	Preferred P&C Insurance Segment: Modest premium growth with a return to profitability in 2018
✓	Life & Health Insurance Segment: Stable earnings and cash flow generation with increased earned premiums in Accident & Health business
✓	Investments: Continued strong performance of diversified and highly rated investment portfolio

The improved financial performance led to significant gains for shareholders
✓	Kemper’s share price improved from a $37.25 closing price on December 31, 2015 to $66.38 on December 31, 2018, an overall increase of 78.2% or annualized increases of 21.2% over the three-year period
✓	Dividends of $0.96 per share paid to shareholders in 2018

Executive Compensation Outcomes

Key features of the Company’s executive compensation program in 2018 include the following:

•
Salary, the only component that is fixed and not based on performance. Salary represents a relatively small portion of total compensation and is generally not adjusted annually. No changes to the NEOs’ salaries were made for 2018.

•
Our annual performance-based cash incentive program (“Annual Incentive Program”) rewards participants for significant improvement and the overall performance results of the Company and its business units. The program allocates the highest compensation to the highest performing and most impactful participants. Awards increased in 2018 as compared to 2017 in the context of the Company’s improved financial performance.

•
Our performance-based equity awards include stock options and performance share units (“PSUs”), with three-year performance metrics tied to relative total shareholder return (“Relative TSR”) and adjusted return on equity (“Three-Year Adjusted ROE”). Equity awards are tied to key measures we believe are valued by shareholders including share price increases and relative shareholder return compared to similarly situated insurance companies, and adjusted return on equity, a key performance indicator in the insurance industry. These awards increase in value as our share price increases, aligning them with resulting gains by shareholders.

Overall, we believe our 2018 financial results provided a solid basis for the annual and equity incentive awards provided to our management team for their performance. We believe the results and awards effectively link pay and performance and align with shareholder interests.

We considered the 97.8 percent shareholder vote to approve the “say-on-pay” proposal at our 2018 Annual Meeting. Because of the strong favorable expression of support, we did not make any changes to our compensation program as a result of the vote.

Executive Compensation Program
Summary of Executive Compensation Elements

The Company provides both fixed (salary) and performance-based (cash and equity incentives) compensation to NEOs. Most compensation awarded to each NEO in 2018 was “at-risk” to the executive because it was contingent on Company and individual performance and, for the performance share component, the number of shares ultimately paid out could vary from the initial award. Additionally, the value of the option grants awarded will change commensurately with the price of the Company’s Common Stock. The amount of “at risk” compensation based on performance is designed to be significantly more than salary. The following charts show each element of 2018 target NEO compensation, including the mix of annual

Kemper Corporation 2019 Proxy Statement 21

Compensation Discussion and Analysis

cash and long-term equity incentives, as well as the overall percentages of fixed versus performance-based compensation for the CEO and for the other NEOs (on average):

What We Do
✓
Pay-for-Performance: The majority of NEO total compensation is tied to Company, business unit and individual performance and is considered “at risk” by the Company, with actual value contingent upon performance results.
✓
Independence of Executive Compensation Consultant (Pay Governance): The Compensation Committee engaged an executive compensation advisor who is independent in accordance with SEC and NYSE rules. Pay Governance has no personal relationships with our NEOs or Board members.

✓	Clawback Rights: Our cash incentive and equity programs include clawback rights on paid incentives in the event of certain accounting restatements or as otherwise required by applicable law.	✓	Independent Committee Members: All Compensation Committee members are independent in accordance with SEC and NYSE requirements and guidelines.
✓
Dividend Equivalents Paid Only on Earned Awards: Beginning with the 2018 equity grants, dividend equivalents accrue on performance shares during the performance period and are paid on shares earned when they vest.
✓
Stock Ownership Guidelines: The Company maintains rigorous stock ownership guidelines for Directors, NEOs and other executive officers to reinforce the alignment of our executives with shareholder interests.

✓	Double-Trigger Change-in-Control: Our Company policy provides for change of control benefits only on a qualified termination of employment in connection with a change in control.	✓
Strive to Understand Shareholders’ Views on Executive Compensation: The supportive shareholder vote on the Company’s annual Say-on-Pay proposal demonstrates that the program aligns with shareholder expectations.

Kemper Corporation 2019 Proxy Statement 22

Compensation Discussion and Analysis

What We Do Not Do
✗	No Tax Gross-Ups: NEOs and other executive officers are not entitled to excise tax gross-ups under any Company policies or compensation programs.	✗	No Hedging or Pledging: Directors and employees who receive equity awards are prohibited from hedging, pledging or otherwise encumbering shares of the Company’s Common Stock.
✗	No Employment Contracts: The Company does not have employment contracts with its NEOs or other executive officers, who are all employees “at will.”	✗	No Excessive Perquisites: Perquisites primarily include annual executive physical, financial planning program and limited personal aircraft use.

Compensation Strategy and Analysis

General Strategy

In its deliberations on executive compensation, the Compensation Committee considers whether the cash and equity-based awards are consistent with the Company’s underlying principles and objectives, including long-term shareholder interests, the total value to individual executives and the cost to the Company. Executive compensation decisions reflect the following approach by the Compensation Committee:

•
Obtain a clear understanding of the business strategies and objectives of the Company, and the reasoning and recommendations of senior management. The Compensation Committee believes it is necessary to give significant weight to the views of the CEO and senior management;

•
Consider, with the assistance of its compensation consultant, industry data on compensation levels for similar positions at similar companies, particularly in the insurance industry, to assess the comparability of the Company’s pay practices and determine if any noted variances are reasonable, appropriate and purposefully designed to successfully attract, motivate and retain skilled executives in a highly competitive marketplace;

•
Provide executive officer salary adjustments only periodically, generally not more often than every three years, or as appropriate to reflect significant changes to the Company’s profile or increased management responsibilities;

•	Provide an annual cash incentive program structured to incentivize and reward exceptional financial, business unit and individual performance during the prior year;

•
Reward longer-term results through equity-based incentives, including PSUs with three-year performance metrics based on Relative TSR and Three-Year Adjusted ROE, and stock options that gain value based on absolute share price appreciation; and

•	Monitor compliance by the senior management team with Kemper’s stock ownership policy.

The following table summarizes the material elements of the Company’s 2018 executive compensation program. Further details regarding each of the elements are provided in the discussion that follows the table.

Kemper Corporation 2019 Proxy Statement 23

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION PROGRAM

Element	Key Characteristics	Why We Pay this Element	How We Determine Amount	2018 Decisions

Fixed Compensation
Salary	Fixed compensation payable in cash	Provides competitive cash compensation to attract, retain and motivate performance by talented executives	Established using market data as a reference. Generally for NEOs, adjustments may be made every 3-5 years, and/or to reflect significant changes in size and scope of responsibilities	No salary increases were provided to NEOs in 2018

Performance-Based Compensation (Variable)
Annual Cash Incentive	Variable cash compensation	Aligns compensation program with annual performance	Earned based on corporate, business unit and individual performance Program allocates highest compensation to the highest performing and most impactful participants	Aggregate annual incentive pool was about 115% of target pool, based on 2018 improved financial performance of the Company
Performance Share Units (PSUs)
Variable equity compensation

Earned based on results of performance metrics at the end of a three-year performance period

Realizable value is variable based on multi-year Company financial performance and stock price appreciation

Align management’s interests with those of shareholders

Performance metrics driven by Company performance

Balance short-term focus of the Annual Cash Incentive by tying rewards to performance over multi-year periods

Along with stock options, provide mix of long-term incentives supporting business strategy
			Based on job scope, market data and individual performance Actual payouts can range from 0% to 200% of target shares, based on achievement of three-year performance goals	One-half of total annual equity award value was granted in form of PSUs PSUs were split equally between performance metrics based on Relative TSR, and Three-Year Adjusted ROE
Stock Options
Variable equity compensation

Nonqualified stock options vest over three years (assuming continued employment) and expire in 10 years

Realizable value is variable based on long-term stock price appreciation

Align management’s interests with those of shareholders

Focus management on long-term stock price appreciation

Balance short-term focus of Annual Cash Incentive by tying rewards to long-term performance over up to 10 years

Along with PSUs, provide a mix of long-term incentives that support business strategy
			Based on job scope, market data and individual performance	One-half of total annual value of equity award granted as stock options
Restricted Stock Units (RSUs)	Variable equity compensation Time-vested awards which generally vest over three years RSUs are not part of the annual grant, but are used in limited circumstances	Generally used to encourage retention and serve as an inducement to join or remain with the Company under certain circumstances	Based on job scope, future potential assessment and/or to replace compensation “left on table” for candidates, which serves as an inducement to join the Company	No RSUs were granted to NEOs in 2018

Kemper Corporation 2019 Proxy Statement 24

Compensation Discussion and Analysis

Benchmarking Analysis

As part of its executive compensation review for 2018, the Compensation Committee considered a benchmarking analysis provided by Pay Governance comparing the compensation components of salary, annual incentives, long-term incentives, and total compensation of the Company’s CEO and other executive officers relative to pay programs at a selected peer group (“Proxy Group”). Where possible, each Company position was compared to industry data using functional counterparts or executives with similar roles at the peer companies, as well as compensation data disclosed in proxy statements filed in 2017.

The Proxy Group, approved by the Compensation Committee after considering recommendations of Pay Governance and input from management, consisted of 15 publicly-traded companies in the insurance industry with profiles similar to the Company’s based on information disclosed in their annual reports and proxy statements. The Proxy Group companies generally had a majority of operations in the property and casualty insurance industry, and variations in their revenues, assets and market capitalization versus the Company were considered when the group was selected.

The following companies were included in the Proxy Group:

American National Insurance Company	The Hanover Insurance Group, Inc.
Argo Group International Holdings, Ltd.	Horace Mann Educators Corporation
W.R. Berkley Corporation	Infinity Property and Casualty Corporation
Cincinnati Financial Corporation	Mercury General Corporation
CNO Financial Group	RLI Corp.
Erie Indemnity Company	Selective Insurance Group, Inc.
FBL Financial Group, Inc.	Torchmark Corporation
First American Financial Corporation

To provide a broader context, Pay Governance also compared Kemper’s executive compensation levels against additional market references, including published survey data from similarly-sized companies in the broader insurance industry, and general industry data from Willis Tower Watson executive pay surveys. The Compensation Committee did not consider the individual companies included in these additional market references for the CEO, and does not believe their identification to be material with respect to the compensation of the other NEOs.

The Compensation Committee used the benchmarking data to test the reasonableness of the compensation paid to the Company’s executive officers. In evaluating the benchmarking data, the Compensation Committee did not follow a rigid process, establish specific pay objectives in evaluating the benchmarking data (such as, for example, targeting different elements of compensation at the median), or use the data as part of specific formulas when making compensation determinations for these executives. Instead, the Compensation Committee considered the benchmarking analysis as a means of identifying any outliers and determining whether the levels of compensation provided to the CEO and other executive officers were within appropriate ranges relative to comparable companies.

The benchmarking data was also subjectively considered by the Compensation Committee as an additional point of reference in its deliberations on compensation levels for these executives, along with other factors such as Company and business unit performance, individual performance, and the Company’s compensation philosophy and objectives. The Compensation Committee believes the Company’s executive compensation program is fair, competitive with marketplace practices and effective in enhancing shareholder value.

Kemper Corporation 2019 Proxy Statement 25

Compensation Discussion and Analysis

Annual Determination of Specific Compensation
The objective of the Company’s executive compensation program is to attract, retain and motivate the performance of the Company’s executives by providing competitive compensation structured to incentivize performance in support of the Company’s strategy, and reward executives for achieving the desired financial results and increased shareholder value.

The annual compensation program for the NEOs consists of a fixed salary component, an annual cash incentive award component that varies based on performance, and an equity award based on multi-year financial metrics and long-term stock price appreciation. For the NEOs other than the CEO, the equity award value is at a target percentage of salary. The equity award value may be increased or decreased on occasion at the discretion of the Compensation Committee to recognize outsized performance, under performance or other significant factors.
As salary is the only component that is fixed and not based on performance, it represents a relatively small portion of total compensation, and is not adjusted annually. The Compensation Committee believes compensation based on performance, including awards under the Annual Incentive Program, stock options and PSUs, provide the most effective means of driving successful and shareholder-focused performance. Time-based RSUs are used in limited circumstances, specifically in grants to certain executives to induce them to join or remain with the Company.

Salaries
The Compensation Committee did not make any changes to NEO salaries for 2018. The 2018 salaries for NEOs were as follows:

Name	Salary ($)	Effective Year of Last Salary Change
Joseph P. Lacher, Jr	750,000	2015 - Date of Hire
James J. McKinney	450,000	2016 - Date of Hire
John M. Boschelli	400,000	2015
Mark A. Green	420,000	2016 - Date of Hire
Duane A. Sanders	485,000	2018 - Date of Hire

Performance-Based Cash Incentives and Equity Awards

Because each NEO holds a position that provides strategic direction, requires critical decision-making, and drives the Company’s performance and financial results, the Compensation Committee believes:

•	A material percentage of the NEO’s compensation should be linked to Company performance; and

•	Greater responsibilities should lead to greater opportunities for incentive compensation.

Accordingly, cash incentives and equity-based awards linked to the outcome of Company financial metrics comprise a significant portion of each NEO’s compensation. As previously noted, the Annual Incentive Program provides awards to the highest performing and most impactful participants.

Annual Cash Incentives for 2018

Executive Performance Plan

The Executive Performance Plan (“EPP”) is intended to serve as an “umbrella” plan and funding vehicle for annual cash incentives. It was originally intended to ensure full tax deductibility to the Company of performance-based cash incentives under Section 162(m) (“Section 162m”) of the Internal Revenue Code of 1986, as amended (“Code”), but the performance-based compensation deduction was eliminated by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Reform Act”).

Kemper Corporation 2019 Proxy Statement 26

Compensation Discussion and Analysis

At its meeting in May 2018, the Compensation Committee approved amendments to the EPP that include the following:

•	removed references to Section 162m and its specific requirements;

•	removed references to multi-year awards (eliminated in 2016 when the multi-year component of the prior program was merged into a single annual award under the new Annual Incentive Program);

•	changed to a $6,000,000 maximum yearly individual award limitation (“EPP Limit”) from two $3,000,000 annual limitations, one for an annual and one for a multi-year award; and

•	added the Chief Financial Officer as a plan participant.

The Compensation Committee intends to continue the process of approving an annual EPP formula and related allocations to plan participants as a good corporate governance practice even though the process was initially intended to comply with Section 162m requirements that no longer apply. This process will generally occur at the Compensation Committee’s first quarterly meeting of the year. In 2018, the approval occurred at the Compensation Committee’s May meeting, given the additional time needed by the Compensation Committee and its advisor, Pay Governance, to process the impact of the then-recently enacted 2017 Tax Reform Act, particularly with regard to Section 162(m).

The 2018 annual incentives under the EPP were determined by the Compensation Committee using the multi-step process followed in prior years:

•
The 2018 annual cash incentive pool (“EPP Incentive Pool”) was determined by the performance results under the pre-approved formula based on pre-tax operating income from continuing operations, as adjusted, for the performance period ending on December 31, 2018;

•	Maximum payouts to EPP participants were determined based on the pre-approved allocations of the EPP Incentive Pool to individual participants; and

•
Actual payouts to the NEOs were determined under the Annual Incentive Program based on achievement of key performance results in the judgment of the Compensation Committee, with the CEO’s input with regard to payouts for the NEOs other than the CEO, and, in each case, resulted in the application of negative discretion.

For 2018, the EPP participants are the NEOs in the 2019 proxy statement, including the Company’s Chief Financial Officer, whose compensation was not previously subject to the deductibility limitations of Section 162(m). The formula approved for the 2018 EPP Incentive Pool was set as follows, reflecting the addition of the Chief Financial Officer as a participant in the EPP:

Formula for 2018 EPP Incentive Pool
8.5% of Income from Continuing Operations before Income Taxes as reported in the Company’s financial statements for the year ended December 31, 2018, modified as follows to account for items the Compensation Committee deems not indicative of the Company’s core operating performance:

(a) adjust the amount of Actual Catastrophe Losses and LAE to equal Expected Catastrophe Losses and LAE (italicized terms defined below);

(b) adjust Net Realized Gains on Sales of Investments and Net Impairment Losses Recognized in Earnings (italicized terms as reported in the Company’s 2018 financial statements) to equal Expected Net Realized Gains on Sales of Investments and Expected Net Impairment Losses Recognized in Earnings (italicized terms defined below);

(c) exclude significant unusual judgments or settlements in connection with the Company’s legal contingencies or defined benefit pension plans; and

(d) exclude additional significant unusual or nonrecurring items as permitted by the EPP.

Kemper Corporation 2019 Proxy Statement 27

Compensation Discussion and Analysis

The terms as used above are defined as follows:

•
“Actual Catastrophe Losses and LAE” means the actual Catastrophe Losses and associated Loss Adjustment Expenses (as described on page 33), including catastrophe reserve development, as reported in the Company’s management reports for the relevant year.

•
“Expected Catastrophe Losses,” “Expected Net Realized Gains on Sales of Investments,” and “Expected Net Impairment Losses Recognized in Earnings” means the amounts specified in the Company’s management reports as “Planned” or “Expected” for the 2018 annual performance period for, respectively: (a) Catastrophe Losses and associated Loss Adjustment Expenses, including catastrophe reserve development, (b) Net Realized Gains on Sales of Investments, and (c) Net Impairment Losses Recognized in Earnings, as such terms as defined in 2018 Annual Report.

The following allocations of the 2018 EPP Incentive Pool were approved by the Compensation Committee to determine the maximum annual cash incentive payable to each plan participant:

•	36 percent to the Chief Executive Officer; and

•	16 percent to each of the other NEOs.
At its meeting in February 2019, the Compensation Committee certified the performance results under the 2018 EPP Incentive Pool formula and determined the amount of the 2018 EPP Incentive Pool to be $17,561,000. The Compensation Committee determined the maximum incentive amounts for the participating NEOs pursuant to the previously-approved 2018 EPP Incentive Pool allocations, subject to the EPP Limit. In approving the actual annual incentive award payouts for Mr. Lacher and the other NEOs under the Annual Incentive Program, the Compensation Committee exercised negative discretion to reduce the size of awards from the amounts determined under the EPP formula for 2018.

2018 Annual Incentive Program
The Annual Incentive Program is a cash incentive program adopted in 2016 to replace the Company’s prior cash incentive program that had included both annual and multi-year components. Each year, a modeled pool is established for participating employee groups. For 2018, the modeled pool was based on historical target and payout values at each organizational level in an attempt to keep total compensation generally equivalent year over year. The modeled pool was adjusted for extenuating factors, partial year employment for new bonus-eligible participants, and achievement of key strategic projects.

The final Annual Incentive Program pool was allocated to the participating groups and distributed in individual awards based on performance. Initial recommendations were reviewed for calibration across function, organizational level, business groups and other relevant metrics, to significantly dif ferentiate based on the results delivered and individual performance.

In determining awards under the Annual Incentive Program for the Company’s NEOs, the Compensation Committee considered quantitative financial performance measures and qualitative criteria. The Compensation Committee did not use a formula or assign any relative weighting to any performance measure. The Compensation Committee believes a strictly formulaic approach to individual incentive payments is not an appropriate substitute for the Compensation Committee’s deliberation and business judgment. The level of achievement of any financial or operational measure neither guarantees nor precludes the payment of an annual cash incentive but is given significant weight as a factor along with any additional information available to it at the time, including general market conditions.

The Compensation Committee applied its judgment to the following qualitative factors in its overall assessment:

•	Substantial progress on the strategic re-positioning of the Company and improved financial performance;

•	Completion of the Infinity transaction and the initial integration of Infinity into the Company;

Kemper Corporation 2019 Proxy Statement 28

Compensation Discussion and Analysis

•	Strong and consistent investment returns in a portfolio with increased assets;

•	Solid financial position, with adequate capital and liquidity to support the Company’s strategic plans;

•	Effective management of risk and expenses; and

•
Overall performance of the NEOs, based on the judgment of the Compensation Committee, the Chairman of the Board, and, in the case of the other NEOs, also the CEO, including perceptions on leadership, teamwork, effective management and oversight.

The Compensation Committee also reviewed quantitative factors and management’s progress toward improved financial and operating performance in 2018. The quantitative factors reviewed include net income, combined ratio, return on equity, written and earned premiums, and net investment income, by business segment and operating unit within each business segment. The Compensation Committee analyzed reported results against plan, prior-year and industry results and considered underlying trends. In addition, the Compensation Committee reviewed results with various adjustments for items it deemed not indicative of the Company’s core operating performance.

The Compensation Committee reviewed results with and without certain adjustments, including the following:

•	Reported results including Actual Catastrophe Losses and LAE, and Actual Catastrophe Losses and LAE adjusted to expected losses;

•	Reported results with and without unusual charges or gains; and

•	Reported results including realized gains and losses and impairments, and results adjusted to expected realized gains and losses and impairments.

In determining award payouts for the individual NEOs under the Annual Incentive Program, the Compensation Committee reviewed key business results and factors considered critical to the success of their respective business units and functional areas in addition to the qualitative and quantitative factors described above.

The Compensation Committee considered net income and return on equity, with and without certain adjustments, although these measures were not individually determinative or given any specific weight in comparison with other measures considered in determining adjustments to the initial pool and specific incentive awards for the 2018 Annual Incentive Program.

The following table shows 2018 and 2017 actual Net Income and Return on Equity, each as reported and as adjusted:

2018 versus 2017 Performance Comparisons
Measure	2018 Actual	2017 Actual
Net Income	$190.1 million	$120.9 million
Adjusted Net Income (1)	$290.4 million	$171.9 million
Return on Equity (“ROE”)	7.4%	5.9%
Adjusted ROE (1)	11.9%	9.2%

(1)	Non-GAAP financial measure - See Appendix A for GAAP to Non-GAAP reconciliation.

The aggregate total of incentive payouts for the Annual Incentive Program under the EPP was $5.5 million, significantly less than the maximum amounts allocated under the 2018 EPP Incentive Pool and represented about 31.3 percent of the total pool available across the NEO group. The following table shows the 2018 EPP Incentive Pool allocations and maximum amounts payable for 2018 annual awards under the EPP and the actual 2018 annual EPP award payouts approved for the EPP participants:

Kemper Corporation 2019 Proxy Statement 29

Compensation Discussion and Analysis

Annual Incentive Payouts - 2018 Annual EPP Awards
Name	Allocated Percentage of EPP Incentive Pool(%)	Maximum Award (Lower of EPP Incentive Pool Allocation or EPP Limit) ($)		Actual Award Payout($)	Actual Award Payout as Percentage of Maximum (%)
Joseph P. Lacher, Jr.	36	6,000,000	(1)	2,500,000	41.7
James J. McKinney	16	2,809,760		900,000	32.0
John M. Boschelli	16	2,809,760		600,000	21.4
Mark A. Green	16	2,809,760		500,000	17.8
Duane A. Sanders	16	2,809,760		1,000,000	35.6
(1) Maximum award to Mr. Lacher determined in accordance with the 2018 EPP formula exceeded the $6,000,000 EPP Limit.

The Compensation Committee believes these NEO annual incentive award payouts reflect fairly the actual financial performance outcomes achieved during 2018 and the qualitative factors considered by the Compensation Committee as described above and, more specifically, the following issues deemed most pertinent to the individual officer’s responsibilities:

•
Mr. Lacher, with the Board’s direction and advice and the assistance of the new leadership team which he formed, was responsible for continued execution of the turnaround strategy which realized improved financial results and generated significant value for shareholders. In addition, Mr. Lacher drove the leadership of the P&C segment to strengthen its management team and enhance the separation of its non-standard auto and preferred lines units. Finally, Mr. Lacher with the help of the leadership team, drove the completion of the Infinity acquisition in July and the planning process for its integration into the Company.

•
Mr. McKinney directed many changes in the Finance organization that led to an increasingly strong capital position, with ample liquidity to support the Company’s strategic initiatives. In addition, his team was able to execute a credit agreement amendment that expanded the Company’s borrowing capacity and added a term loan feature to provide partial funding for the Infinity acquisition.

•
Mr. Boschelli managed a solid investment group that again produced strong consistent results, leveraged the structure of the Company’s two operating divisions, and achieved industry-leading returns with a diversified and highly-rated investment portfolio that held $1.3 billion more assets than in 2017.

•
Mr. Green led substantial changes in the Life & Health Division. Investments in the Life business to modernize internal processes and improve technology, underwriting, and collections, and to enhance the distribution system, have resulted in continued modest increases in earned premiums after years of declines; the supplemental Health business, adapting to the changing health insurance market, experienced increased earned premiums.

•
Mr. Sanders assumed leadership of the Property & Casualty Division in early 2018, directing the team’s successful Infinity integration efforts. Additionally, he oversaw the ongoing rollout of the Kemper Prime home and auto product, expanded releases to the enhanced sales and policy service technology platform introduced in 2017, and is repositioning Kemper Personal Insurance for long-term profitable growth.

Equity-Based Compensation Awards

Equity-based compensation continues to be an
integral part of the Company’s executive compensation program. The Compensation Committee believes the Company’s equity-based compensation program incentivizes performance and stock ownership by its executive officers, thereby aligning the interests of the Company’s management and shareholders.

Kemper Corporation 2019 Proxy Statement 30

Compensation Discussion and Analysis

Award Methodology

The 2018 annual executive compensation program continued the prior year’s mix of equity-based, long-term incentive compensation awards consisting of both PSUs and stock options. The 2018 equity awards for all NEOs were allocated 50 percent in stock options and 50 percent in PSUs, with the number of shares subject to each grant determined with reference to the Common Stock price on the date of grant. The Compensation Committee approved an equity award for Mr. Lacher with a total value of $3.5 million. For the NEOs other than Mr. Lacher, the Compensation Committee followed a target-value approach, with the equity award value based on a set percentage of their respective base salaries. However, the Compensation Committee exercised its discretion to grant equity awards in excess of their 150 percent target values in recognition of the Company’s strong achievements in 2017, including its significantly improved financial and operational performance in advance of anticipated milestones, strategic plan progress and exceptional stock performance. The value of the long-term incentive awards granted in February 2018 was 180 percent of salary for Messrs. McKinney, Boschelli, Green and Sanders.

•
Mr. Lacher’s 2018 award was determined by the Compensation Committee, with input from the Chairman of the Board, based on, among other factors, his overall performance in 2017, performance on the 2017 objectives, as approved by the Board, total compensation for comparable CEOs, in light of the Company’s philosophy that Mr. Lacher’s total compensation should be heavily weighted towards performance-based compensation.

•	The equity award agreements approved for the 2018 grants incorporate the following changes from the 2017 grants:

◦	maximum, target and threshold performance levels were increased from the 2017 awards for the PSUs based on Three-Year Adjusted ROE;

◦
the vesting schedule for stock option awards was changed to three annual installments beginning on the first anniversary of the grant date, instead of four annual installments beginning six months from the grant date;

◦	dividend equivalents on PSUs and RSUs accrue until vesting instead of paying out on a quarterly basis and will only be paid on total shares actually earned; and

◦	new restrictive covenants were added related to confidentiality, nonsolicitation and nondisparagement.

PSU Awards Granted in 2018

Fifty percent of the PSU awards granted to the NEOs in February 2018 were based on Relative TSR and 50 percent were based on Three-Year Adjusted ROE. These awards are subject to forfeiture and transfer restrictions until vesting on the date the Compensation Committee certifies the performance results (“Vesting Date”) in accordance with the award agreements. The number of PSU shares granted to each NEO in February 2018 (“Target Shares”) that will vest and be issued as Common Stock, if any, and the number of additional shares of Common Stock, if any, that will be granted on the Vesting Date (“Additional Shares”), will be determined based on the applicable performance results for the performance period, as described in detail below.

Shares Based on Relative TSR

For the 50 percent of PSUs based on Relative TSR, the determination of vesting will be based on the Company’s total shareholder return (“TSR”) over a three-year performance period ending on January 31, 2021 relative to a peer group comprised of all companies in the S&P 1500 Supercomposite Insurance Index (“Peer Group”). In accordance with the award agreements, TSR is calculated based on the average of the closing stock prices for 20 consecutive trading days prior to the beginning and end of the performance period, and assumes all dividends issued over the performance period are reinvested. The award agreements provide for grants of Additional Shares to the award recipient if the Company’s relative performance exceeds the “target” performance level, which is the 50th percentile based on TSR relative to the Peer Group (“Relative

Kemper Corporation 2019 Proxy Statement 31

Compensation Discussion and Analysis

TSR Percentile Rank”). The number of Target Shares that will vest, if any, and the number of Additional Shares, if any, that will be granted, will be determined in accordance with the following table:

Kemper’s Relative TSR Percentile Rank	Total PSUs to Vest and/or Shares to be Granted on Vesting Date as Percentage of Target Shares (%)
At least 90th	200
75th	150
50th	100
25th	50
Below 25th	—

Shares Based on Three-Year Adjusted ROE
For the 50 percent of PSUs based on Three-Year Adjusted ROE, the determination of vesting will be based on the Company’s adjusted return on equity over a three-year performance period ending on December 31, 2020. The award agreements provide for grants of Additional Shares to the award recipient if the Company’s Three-Year Adjusted ROE exceeds the “target” performance level of 8.5 percent. The target, threshold and maximum levels shown in the table below represent increases over the respective levels applicable to the 2017 PSU awards based on Three-Year Adjusted ROE.
The number of Target Shares that will vest, if any, and the number of Additional Shares, if any, that will be granted, will be determined in accordance with the following table:

Three-Year Adjusted ROE (%)	Total PSUs to Vest and/or Shares to be Granted on Vesting Date as Percentage of Target Shares (%)
At least 10.0	200
8.5	100
7.0	50
Below 7.0	—

The applicable terms are calculated as follows:

Three-Year Adjusted ROE is computed by dividing the sum of Adjusted Net Income for each of the three years in the performance period by the sum of the Adjusted Average Shareholders’ Equity for each of the three years.

Adjusted Net Income is defined as Net Income as reported in the Company’s financial statements for the respective year, adjusted to account for the after-tax impacts of the following items, to the extent the Compensation Committee deems them not indicative of the Company’s core operating performance:

•	adjust the amount of Actual Catastrophe Losses and LAE to equal Expected Catastrophe Losses (italicized terms defined below);

•
adjust Net Realized Gains on Sales of Investments and Net Impairment Losses Recognized in Earnings (italicized terms as reported in the Company’s financial statements) to equal Expected Net Realized Gains on Sales of Investments and Expected Net Impairment Losses Recognized in Earnings (italicized terms defined below);

•	significant unusual judgments or settlements in connection with the Company’s legal contingencies or benefit plans; and

•	additional significant unusual or nonrecurring items as permitted by the Omnibus Plan.

Kemper Corporation 2019 Proxy Statement 32

Compensation Discussion and Analysis

Adjusted Average Shareholders’ Equity is defined as the simple average of Total Shareholders’ Equity (as reported in the Company’s financial statements) for the beginning and end of year for each year in the performance period, adjusted to account for the after-tax impacts of the following items, to the extent the Compensation Committee deems them not indicative of the Company’s core operating performance:

•	Unrealized Gains and Losses on Fixed Maturity Securities from Adjusted Shareholders Equity (italicized terms as reported in the Company’s financial statements as defined above and below);

•	the modifications made in calculating Adjusted Net Income; and

•	additional significant, unusual or nonrecurring items as permitted by the Omnibus Plan.

Actual Catastrophe Losses and LAE means the actual Catastrophe Losses and associated Loss Adjustment Expenses, including catastrophe reserve development, as reported in the Company’s management reports for the relevant time period.

Expected Catastrophe Losses, Expected Net Realized Gains on Sales of Investments, and Expected Net Impairment Losses Recognized in Earnings means the amounts specified in the Company’s management reports as “Planned” or “Expected” for, respectively, (a) Catastrophe Losses and associated Loss Adjustment Expenses, including catastrophe reserve development, (b) Net Realized Gains on Sales of Investments, and (c) Net Impairment Losses Recognized in Earnings.

Unrealized Gains and Losses on Fixed Maturity Securities means the Unrealized Gains and Losses on Fixed Maturity Securities as reported in the Company’s management reports.

Additional Information

For performance falling between the percentile levels specified in the first column of each table above, the number of shares that will vest and be issued as Common Stock or be forfeited, and the number of Additional Shares, if any, that will be granted on the Vesting Date will be determined by straight-line interpolation from the percentages specified in the table. Any Target Shares that do not vest in accordance with the table above will be forfeited on the Vesting Date. Under the terms of the applicable 2018 PSU award agreements, Target Shares of PSUs accrue dividend equivalents during the vesting period on the same basis as dividends paid to holders of outstanding shares of Common Stock, but are paid out after vesting only on the total number of shares actually earned.

The February 6, 2018 grant date fair value of the PSUs was estimated at $61.84 per share for the portion based on Relative TSR and $60.00 for the portion based on Three-Year Adjusted ROE. For a discussion of valuation assumptions, see Note 10, “Long-term Equity-based Compensation,” to the consolidated financial statements included in the Company’s 2018 Annual Report.
Performance Results for 2016 PSU Awards

Messrs. Lacher, Boschelli, McKinney and Green received PSU awards in 2016, half of which were based on Relative TSR and half of which were based on Three-Year Adjusted ROE. Mr. Sanders did not receive 2016 PSU awards due to his hire date with the Company.

Shares Based on Relative TSR

On March 6, 2019, the Compensation Committee certified the performance results of the Company’s Relative TSR for the 2016 - 2018 performance period for the 2016 PSU awards based on Relative TSR. The TSR for Kemper and each company in the Peer Group was calculated using the 20-day average trading price preceding the beginning and the end of the performance period. The Company’s TSR was determined to be 206.5 percent for the performance period. Relative to the Peer Group, the Company ranked second out of the fifty companies, or at the 98th percentile. By comparison, peer companies closest to the 90th percentile (maximum level), 50th percentile (target level) and 25th percentile (threshold level), ranked approximately 6, 25, and 38, respectively, out of the 50 companies. Since the Company’s performance was above the

Kemper Corporation 2019 Proxy Statement 33

Compensation Discussion and Analysis

maximum level, the final number of shares earned equals 200 percent of the Target Shares based on Relative TSR granted in 2016. As a result, on the Vesting Date, March 6, 2019, all Target Shares vested and the same number of Additional Shares were granted. The NEOs received received the following shares of Common Stock upon the vesting of their 2016 PSU Awards based on Relative TSR on March 6, 2019: Lacher (48,118); McKinney (5,038); Boschelli (4,692); and Green (5,938). Mr. Sanders did not receive any 2016 PSU Awards due to his hire date in 2018.

Performance of Kemper Common Stock Compared to S&P 1500 Supercomposite Insurance Index

The graph below shows relative TSR performance over the period from January 1, 2016 through December 31, 2018 and prior-period comparison.

Shares Based on Three-Year Adjusted ROE

On March 6, 2019, the Compensation Committee certified the performance results of the Company’s Three-Year Adjusted ROE for the 2016 PSU Awards. The Three-Year Adjusted ROE for the 2016-2018 Performance Period was calculated on the same basis as described above for the PSU awards granted in 2018 for the 2018-2020 performance period, but payouts were determined based on the following threshold, target and maximum levels:

Three-Year Adjusted ROE (%)	Total PSUs to Vest and/or Shares to be Granted on Vesting Date as Percentage of Target Shares (%)
At least 7.8%	200
6.5%	100
5.2%	50
Below 5.2%	0

The Company’s Three-Year Adjusted ROE was determined to be 9 percent for the 2016-2018 performance period.  Since the Company’s performance was above the maximum level, the final number of shares earned equals 200 percent of the Target Shares granted in 2016. As a result, on the vesting date, March 6, 2019, all Target Shares vested and the same number of Additional Shares were granted. The NEOs received received the following shares of common stock upon the vesting of

Kemper Corporation 2019 Proxy Statement 34

Compensation Discussion and Analysis

their 2016 PSU Awards based on Three-Year Adjusted ROE on March 6, 2019: Lacher (48,118); McKinney (5,038); Boschelli (4,692); and Green (5,938). Mr. Sanders did not receive any 2016 PSU Awards due to his hire date in 2018.

The graph below shows the Three-Year Adjusted ROE over the period from January 1, 2016 through December 31, 2018 and prior-period comparison.

Other Features and Practices Related to the Equity Incentive Program

Equity-Based Compensation Granting Process

The Compensation Committee follows an established Company process for the review, approval and timing of grants of equity-based compensation for all eligible employees of the Company, including its executive officers. In making his annual grant recommendations to the Compensation Committee, the CEO follows an established grant cycle, with the exception of off-cycle grants made in connection with key new hire, promotion or retention awards which may be made with Compensation Committee approval or under the CEO’s delegated authority, as described in the next section. The Company’s executive officers play no role in the timing of option or other grants except with regard to such new hire, promotion or retention awards, the timing of which is driven by the circumstances of the underlying event.

The Company provides administration of the Company’s equity-based compensation plans. Following Compensation Committee approval, the Company delivers award agreements for acceptance by the recipients. All forms of equity-based compensation award agreements are approved by the Compensation Committee in advance of their initial use.

Delegated Authority

As previously mentioned, the Compensation Committee has delegated authority to the CEO to grant a limited number of shares under the Omnibus Plan in connection with new hire, promotional and retention awards to employees other than executive officers. The exercise price of each stock option award granted under the delegated authority is the closing price of a share of Common Stock on the grant date. The Compensation Committee is periodically informed about the awards granted pursuant to the delegated authority and periodically replenishes the share pool used in this program from the pool of shares available in the shareholder-approved Omnibus Plan.

Kemper Corporation 2019 Proxy Statement 35

Compensation Discussion and Analysis

Stock Ownership Policy
The Compensation Committee believes equity-based compensation awards to the executive officers, along with their subsequent retention of the acquired shares, further align their interests with those of the Company’s shareholders.
The Company’s Stock Ownership Policy provides minimum ownership requirements for its non-employee directors and executive officers based on a multiple of their base compensation. The minimum ownership level for the Company’s CEO is shares valued at five times his annual salary, while the minimum level for the other NEOs is two times their annual salaries. the minimum ownership level for non-employee directors is five times the retainer for non-chair members. In calculating ownership for purposes of the policy, RSUs and DSUs are included, but not performance-based awards.
The Compensation Committee monitors shareholdings by executive officers and directors annually, as of year-end. As of December 31, 2018, the NEOs subject to the policy either exceeded the minimum levels required under the policy or were within the five-year grace period to attain the minimum required share ownership level due to their recent start dates with the Company. The amount of Common Stock beneficially owned by each NEO as of the Record Date is disclosed in the table under the Ownership of Kemper Common Stock section on page 58.

Changes Made to NEO Compensation for 2019

At its meeting on February 5, 2019, the Compensation Committee approved 2019 compensation for the NEOs reflecting:

•
Salary increases were granted for 2019, effective February 1, 2019, and generally were targeted at or just below the market medians derived from the Company’s new peer group approved in 2018 for 2019 to better reflect the Company’s size following the acquisition of Infinity, and significantly increased management responsibilities.

The salary changes for 2019 approved by the Compensation Committee are shown below:

	2019 Salary	Change (%)
Joseph P. Lacher, Jr.	1,000,000	33
James J. McKinney	575,000	27
John M. Boschelli	450,000	13
Mark A. Green	470,000	12
Duane A. Sanders	600,000	24

•
The Compensation Committee, after consultation with the CEO and the Chairman, approved new target levels for equity awards for the NEOs other than the CEO at 180 percent of their respective base salaries. The new target levels reflect the increased size and complexity of the Company, consistent with the benchmarking data provided by PayGovernance, as well as respective increases in the responsibilities of the individual NEOs.

•
Mr. Lacher’s 2019 equity award valued at $4.5 million was determined by the Compensation Committee, with input from the Chairman, and was based on, among other factors, his overall performance in 2018 and achievement of the 2018 objectives, as approved by the Board, and the Company’s philosophy that Mr. Lacher’s total compensation should be heavily weighted towards performance-based compensation. Key factors included the successful execution of the Infinity acquisition and total compensation for CEOs at comparable peer companies.

The following table illustrates the total compensation for each of the NEOs based on the components included in the Summary Compensation Table in the Executive Officer Compensation & Benefits section below on page 40 (“Summary Compensation Table”), but with the values in the Stock Awards and Option Awards columns based on the equity awards approved in February 2019 instead of February 2018. The equity awards granted to the NEOs in February 2019 were greater than the equity awards granted in February 2018 because they were based on higher target levels and base salaries as a result the 2019 salary increases. As a result, the Company believes the following table better represents the total compensation of the NEOs based on 2018 performance than the total compensation amounts shown in the Summary Compensation Table.

Kemper Corporation 2019 Proxy Statement 36

Compensation Discussion and Analysis

ALTERNATE SUMMARY COMPENSATION TABLE (1)
Name	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value & Nonqual- ified Deferred Compen- sation Earnings ($)(5)	All Other Compen-sation ($)(6)	Total
Joseph P. Lacher, Jr.	2018	750,000	—	2,288,136	2,455,441	2,500,000	—	123,695	8,117,272
James J. McKinney	2018	450,000	—	526,272	564,761	900,000	—	67,137	2,508,170
John M. Boschelli	2018	400,000	—	411,892	441,981	600,000	—	72,450	1,926,323
Mark A. Green	2018	420,000	—	430,192	461,639	500,000	—	52,833	1,864,664
Duane A. Sanders	2018	485,000	1,350,000	549,138	589,308	1,000,000	—	217,847	4,191,293
(1) As noted above, this table discloses the same compensation information for the NEOs as disclosed in the Summary Compensation Table, with the exception of the Stock Awards and Option Awards columns that include the values of the respective equity awards approved in February 2019 rather than in February 2018 to better illustrate the total compensation awarded to the NEOs based on Company and individual performance in 2018.
(2) These amounts represent salaries earned for 2018.
(3) These amounts represent the aggregate grant date fair values of the equity awards (stock options or PSUs) to the designated NEO approved on February 5, 2019 pursuant to the Omnibus Plan. For pricing models/methods and valuation assumptions, see footnote (4) to the Summary Compensation Table on page 40 below.
(4) These amounts were earned under the Company’s annual cash incentive programs. The amounts shown were made for 2018 performance (and paid in 2019), under the EPP and Annual Incentive Program.
(5) See footnote (6) to the Summary Compensation Table on page 41 below.
(6) See footnote (7) to the Summary Compensation Table on page 41 below.

Perquisites

The NEOs receive a number of perquisites, including financial planning services, comprehensive annual physical examinations and limited use of the Company’s aircraft. The Board has approved use of the Company’s aircraft by Mr. Lacher to attend board meetings of an outside non-profit organization for which he serves as a director and reimbursement of his related expenses. NEOs may be reimbursed for applicable expenses under the Company’s relocation program and in connection with spousal travel when accompanying the officer to off-site business meetings required for bona fide business reasons. NEOs may also have incidental personal use of cell phones, computer equipment and other resources provided primarily for business purposes.

Employee Welfare Benefit and Retirement Plans
The NEOs are eligible for the following plans:

•	Employee welfare benefits under plans generally available to all full-time salaried employees and which do not discriminate in scope, terms or operation in favor of executive officers;

•
Deferred Compensation Plan, which allows the NEOs to elect to defer a portion of their salaries and cash incentives. Information about the Deferred Compensation Plan in general, and more specific information about participation therein by the NEOs, is provided in the section entitled Executive Officer Compensation & Benefits below beginning on page 48 under the heading Deferred Compensation Plan;

Kemper Corporation 2019 Proxy Statement 37

Compensation Discussion and Analysis

•
Tax-qualified defined contribution retirement plan applicable to all full-time salaried employees, including executive officers, meeting age and service-based eligibility requirements (“401(k) and Retirement Plan”). Due to his hire date prior to 2006, Mr. Boschelli had been eligible for benefit accruals under the Company’s defined benefit pension plan (“Pension Plan”) in lieu of the retirement contribution under the 401(k) and Retirement Plan until June 30, 2016 when Pension Plan benefit accruals were frozen for all participants.

•
Nonqualified supplemental defined contribution retirement plan (“Retirement SERP”), available to key employees designated annually by the Board of Directors to provide benefits using the same formulas used for the tax-qualified retirement plan but without regard to the limits imposed under the Internal Revenue Code. Mr. Boschelli had been eligible for a benefit accrual under the Company’s nonqualified supplemental defined benefit pension plan (“Pension SERP”) in lieu of the Retirement SERP until June 30, 2016 when Pension SERP benefit accruals ceased as a result of the freezing of the Pension Plan accruals; and

•
Voluntary participation in the 401(k) portion of the Company’s 401(k) and Retirement Plan includes a Company matching contribution feature offered to all full-time salaried employees, including executive officers, meeting age and service-based eligibility requirements.

Additional information about the Company’s retirement plans and participation therein by the NEOs is provided in the section entitled Executive Officer Compensation and Benefits below beginning on page 49 under the heading Retirement Plans.

Other Post-Employment Compensation

Change in control benefits applicable to the NEOs are described in more detail below under the section entitled Potential Payments Upon Termination or Change in Control. These benefits are provided under individual severance agreements with the NEOs and provisions included in agreements with all grant recipients in applicable equity award agreements under the Omnibus Plan. The NEOs are not entitled to other post-termination benefits except pursuant to the standard provisions of any of the plans discussed above.

Tax Implications
Section 162(m) imposes an annual limit of $1 million per person on the corporate tax deduction for compensation paid by a company to its chief executive officer and the other officers listed in its proxy compensation tables due to their compensation. Until 2018, the limit did not apply to a company’s chief financial officer, or to certain performance-based compensation that met specific exemption requirements. Under the 2017 Tax Reform Act, the $1 million limit on deductibility will also apply to chief financial officers, and the exemption for performance-based compensation has been eliminated, subject to applicable transition rules.
Prior to the 2017 Tax Reform Act, the Company had generally intended most components of executive compensation to qualify as tax deductible for federal income tax purposes, to the extent practicable in particular hiring and compensation decisions, and consistent with the objectives and underlying philosophy of its executive compensation program. The EPP, as well as the Omnibus Plan and its predecessor equity plans, were designed to enable the Company to grant awards qualified as performance-based compensation under Section 162(m). As was required by Section 162(m), the Company obtained shareholder approval of the EPP in 2014 and of the Omnibus Plan in 2016. Due to the 2017 Tax Reform Act, the Company no longer expects most incentive compensation awarded after 2017 to be tax deductible due to the elimination of the exception for performance-based compensation.

Kemper Corporation 2019 Proxy Statement 38

Compensation Discussion and Analysis

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee of the Board of Directors of Kemper Corporation

Kathleen M. Cronin, Chair
Lacy M. Johnson
David P. Storch
Susan D. Whiting

Kemper Corporation 2019 Proxy Statement 39

Executive Officer Compensation & Benefits

Executive Officer Compensation & Benefits

Summary Compensation Table

The following table shows the compensation for fiscal years 2018, 2017 and 2016 for the NEOs serving during the year ended December 31, 2018, which include the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers:

SUMMARY COMPENSATION TABLE
Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compen-sation ($)(5)	Change in Pension Value and Nonquali-fied Deferred Compen-sation Earnings ($)(6)	All Other Compen-sation ($)(7)	Total ($)
Joseph P. Lacher, Jr., President and Chief Executive Officer	2018	750,000	—	1,776,855	1,755,329	2,500,000	—	123,695	6,905,879
	2017	750,000	—	617,748	1,484,099	2,000,000	—	88,298	4,940,145
	2016	750,000	—	1,284,269	416,821	1,000,000	—	25,272	3,476,362
James J. McKinney, Senior Vice President and Chief Financial Officer	2018	450,000	—	411,210	406,232	900,000	—	67,137	2,234,579
	2017	450,000	—	266,870	213,716	750,000	—	64,409	1,744,995
	2016	51,923	1,050,000	813,635	154,632	—	—	15,955	2,086,145
John M. Boschelli, Senior Vice President and Chief Investment Officer	2018	400,000	—	365,520	361,095	600,000	—	72,450	1,799,065
	2017	400,000	—	237,215	189,965	754,240	46,111	67,640	1,695,171
	2016	400,000	—	125,229	142,574	512,220	213,758	19,401	1,413,182
Mark A. Green, Senior Vice President and President, Life and Health Division	2018	420,000	—	383,796	379,150	500,000	—	52,833	1,735,779
	2017	420,000	—	249,067	199,467	700,000	—	44,495	1,613,029
	2016	240,692	550,000	191,946	206,730	260,000	—	5,047	1,454,415
Duane A. Sanders, Senior Vice President and President, Property and Casualty Division	2018	485,000	1,350,000	777,950	688,595	1,000,000	—	217,847	4,519,392

(1) Amounts for each officer are shown only for years in which he served as an NEO.

(2)
These amounts represent salary earned for each of the years an individual was an NEO. Pursuant to the Company’s regular compensation cycle, salary adjustments for the years shown in the table have taken effect in April of such year. As a result, for any year in which an individual officer’s salary was increased or decreased, a portion of the amount of salary shown for such year was earned at the rate in effect prior to the adjustment.

(3) These amounts represent signing bonuses granted to Messrs. McKinney and Green in 2016, and Mr. Sanders in 2018.

(4)
These amounts represent the aggregate grant date fair values of the equity awards (stock options, PSUs and RSUs) to the designated NEOs pursuant to the Omnibus Plan. The Black-Scholes option pricing model was used to estimate the fair value of each option (including its tandem SAR) on the grant date. A Monte Carlo simulation method was used to estimate the fair values on the grant date of the awards of the PSUs based on Relative TSR. PSUs based on ROE and RSUs were valued using the closing price of a share of Common Stock on the grant date. For a discussion of valuation assumptions, see Note 10, “Long-term Equity-based Compensation,” to the consolidated financial statements included in the Company’s 2018 Annual Report. These equity awards are subject to forfeiture and transfer restrictions until they vest in accordance with their respective grant agreements.

If achievement of the performance conditions at the maximum performance level is assumed, the aggregate number and market value of the payouts of PSUs would be as follows under awards granted in 2018 to each NEO:

Kemper Corporation 2019 Proxy Statement 40

Executive Officer Compensation & Benefits

Name	Number of Shares at Target Level (# of Shares)	Estimated Payout in Shares if Maximum Performance Level Achieved (# of Shares)	Estimated Value of Payout if Maximum Performance Level Achieved ($)
Joseph P. Lacher, Jr.	29,167	58,334	3,553,710
James J. McKinney	6,750	13,500	822,420
John M. Boschelli	6,000	12,000	731,040
Mark A. Green	6,300	12,600	767,592
Duane A. Sanders	12,770	25,540	1,555,900

(5)
These amounts were earned under the Company’s annual cash incentive programs. With regard to the payments shown for Mr. Boschelli, for 2017, they were made under the Annual Incentive Program and his 2015 multi-year award under the Company’s 2009 Performance Incentive Plan (“Multi-Year PIP Award”) (and paid in 2018), and for 2016, they were made under the Annual Incentive Program and his 2014 Multi-Year PIP Award (and paid in 2017). The amounts shown for the other NEOs other than Mr. McKinney were made for 2018, 2017 and 2016 (and paid in 2019, 2018 and 2017, respectively), under the Annual Incentive Program and the EPP. The amounts shown for Mr. McKinney were made for 2018 and 2017 (and paid in 2019 and 2018, respectively) under the Annual Incentive Program.

(6)
These amounts represent the change in actuarial present value for Mr. Boschelli under the Company’s Pension Plan and Pension SERP as of December 31 of 2018, 2017 and 2016 from the end of the prior calendar year. However, for 2018, no amount is shown for Mr. Boschelli because the change in actuarial present value was negative; the actual amount was ($125,957). No amounts are shown for the other NEOs because they were not eligible to participate in these plans due to their hire dates with the Company; they instead became participants in the retirement portion of the Company’s 401(k) and Retirement Plan and Retirement SERP after meeting initial eligibility requirements. Mr. Boschelli became eligible to participate in the retirement portion of the Company’s 401(k) and Retirement Plan and Retirement SERP after the Pension Plan and Pension SERP were frozen as of June 30, 2016. For more information on these plans, see the narrative captioned Retirement Plans on page 49. The year-to-year changes in pension values is generally attributable to a decrease in the present value of future payments due to an increase in the applicable discount rate in 2018.

(7)	The amounts shown for 2018 for each NEO include perquisites and additional compensation of the types indicated in the following table, plus employer-paid health and life benefit costs:

Name	Perquisites and Other Personal Benefits (1)	Relocation Tax Reimbursement	Company Contributions to Defined Contribution Plans	Dividend Equivalents Paid on RSUs and Certain PSUs (2)
Joseph P. Lacher, Jr.	45,360	—	35,750	30,025
James J. McKinney	19,107	—	20,250	15,652
John M. Boschelli	19,482	—	36,000	4,912
Mark A. Green	19,400	—	19,450	5,644
Duane A. Sanders	129,614	67,361	8,250	2,637

(1)
The amounts in this column include the costs of financial planning services for each NEO and, for each NEO other than Mr. Sanders, also an executive physical. For Mr. Lacher, the value also includes the incremental costs for his use of the Company aircraft and reimbursement of his travel expenses to attend board meetings of an outside non-profit organization for which he serves as a director. For Mr. Sanders, the value also includes reimbursement of relocation expenses in the amount of $112,908 and the cost for his spouse’s required attendance at a Company event.

Kemper Corporation 2019 Proxy Statement 41

Executive Officer Compensation & Benefits

(2) The amounts shown are dividend equivalents paid on RSUs and PSUs based on Three-Year Adjusted ROE, which are not factored into their grant date fair values reported in the Stock Awards column of the Summary Compensation Table. Dividend equivalents paid on PSUs based on Relative TSR are factored into such grant date fair values.

Grants of Plan-Based Awards

PSU Awards

The PSUs awarded to the NEOs in February 2018 are subject to forfeiture and transfer restrictions until their vesting date following the three-year performance period in accordance with the terms of the award agreements. Determination of the number of shares of Common Stock that will vest or be forfeited, and of any Additional Shares that will be granted, will be based, for half of the PSUs, on the Company’s Relative TSR relative to the Peer Group, and for the other half of the PSUs, on the Company’s Three-Year Adjusted ROE, each based on a three-year performance period as described in more detail above in the Compensation Discussion and Analysis section under the heading PSU Awards Granted in 2018 beginning on page 31.

Stock Options
The stock options awarded to the NEOs in February 2018 are non-qualified options for federal income tax purposes, have an exercise price equal to the closing price of a share of Common Stock on the grant date and expire on the tenth anniversary of the grant date. The stock options were coupled with SARs and become exercisable in three equal, annual installments beginning on the one-year anniversary of the grant date. References to stock options in this proxy statement generally include tandem SARs.

Incentive Plan Awards
Annual incentive compensation award payouts for 2018 were approved and made under the Company’s EPP and Annual Incentive Program in February 2019. The maximum potential amount for awards under the EPP shown in the table below is the maximum provided under the EPP for an annual award to any participant. The performance criteria and process of determining payouts under these awards are described in more detail in the Compensation Discussion and Analysis section under the heading Executive Performance Plan beginning on page 26.

Kemper Corporation 2019 Proxy Statement 42

Executive Officer Compensation & Benefits

The following table shows each grant to the NEOs in 2018 under the Company plans as described above:

GRANTS OF PLAN-BASED AWARDS IN 2018
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)	Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date (1)	Award Type	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Joseph P. Lacher, Jr.	2/6/2018	Stock Options	—	—	—	—	116,667	60.00	1,755,329
	2/6/2018	PSU	—	7,292	14,584	29,168	—	—	901,875
	2/6/2018	PSU	—	7,292	14,583	29,166	—	—	874,980
		Annual Incentive	6,000,000	—	—	—	—	—	—
James J. McKinney	2/6/2018	Stock Options	—	—	—	—	27,000	60.00	406,232
	2/6/2018	PSU	—	1,688	3,375	6,750	—	—	208,710
	2/6/2018	PSU	—	1,688	3,375	6,750	—	—	202,500
		Annual Incentive	6,000,000	—	—	—	—	—	—
John M. Boschelli	2/6/2018	Stock Options	—	—	—	—	24,000	60.00	361,095
	2/6/2018	PSU	—	1,500	3,000	6,000	—	—	185,520
	2/6/2018	PSU	—	1,500	3,000	6,000	—	—	180,000
		Annual Incentive	6,000,000	—	—	—	—	—	—
Mark A. Green	2/6/2018	Stock Options	—	—	—	—	25,200	60.00	379,150
	2/6/2018	PSU	—	1,575	3,150	6,300	—	—	194,796
	2/6/2018	PSU	—	1,575	3,150	6,300	—	—	189,000
		Annual Incentive	6,000,000	—	—	—	—	—	—
Duane A. Sanders	2/1/2018	Stock Options	—	—	—	—	15,699	63.70	250,767
	2/1/2018	PSU	—	1,374	2,748	5,496	—	—	169,936
	2/1/2018	PSU	—	1,374	2,747	5,494	—	—	174,984
	2/6/2018	Stock Options	—	—	—	—	29,100	60.00	437,828
	2/6/2018	PSU	—	1,819	3,638	7,276	—	—	224,974
	2/6/2018	PSU	—	1,819	3,637	7,274	—	—	218,220
	2/5/2019	Annual Incentive	6,000,000	—	—	—	—	—	—
(1) The grant date is also the date of approval for all awards shown in the table with the exception of the February 1,
2018 grants to Mr. Sanders, which were approved as of January 31, 2018.

(2)
No threshold or target amounts are provided under the EPP or the Annual Incentive Program. The amounts shown represent the annual maximum incentive to any participant under the terms of the EPP because the amounts determined by the Compensation Committee at its meeting on February 5, 2019 based on the previously-approved formula and allocation percentages exceeded the maximum. The maximum amounts payable to each participant could not have been determined at the beginning of the performance period. The process for determining the awards for the NEOs and the amounts of the awards that were approved by the Compensation Committee for 2018 are detailed in the narrative descriptions about the EPP and the Annual Incentive Program in the Compensation Discussion and Analysis section on pages 26-30 and the table captioned Annual Incentive Payouts - 2018 Annual EPP Awards on page 30.

Kemper Corporation 2019 Proxy Statement 43

Executive Officer Compensation & Benefits

(3)
These columns show a range of payouts possible under the PSU awards granted in 2018 under the Omnibus Plan. The amount shown in the “Target” column for each award represents 100 percent of the PSUs granted, which equals the number of units that would vest if the “Target” performance level is achieved. The “Threshold” level is the minimum level of performance that must be met before any payout may occur, and the amount shown in the “Threshold” column is 50 percent of the “Target” payout amount. The amount shown in the “Maximum” column is 200 percent of the “Target” payout amount. Further information about these awards is provided in the Compensation Discussion and Analysis section under the heading PSU Awards Granted in 2018 on page 31.

(4)	These are non-qualified stock options granted under the Omnibus Plan.

(5)	The exercise price of the stock option awards is equal to the closing price of a share of Common Stock on the grant date.

(6)
The amounts shown represent the aggregate grant date fair values of the 2018 stock option and PSU awards. For stock options, the grant date fair values were estimated based on the Black-Scholes option pricing model. For PSUs based on Relative TSR, the grant date fair values were estimated using the Monte Carlo simulation method. For PSUs based on ROE, the grant date fair values were based on the closing price of a share of Common Stock on the grant date. For a discussion of valuation assumptions, see Note 10, “Long-term Equity-based Compensation,” to the consolidated financial statements included in the Company’s 2018 Annual Report.

Outstanding Equity Awards at 2018 Fiscal Year-End
The following table shows the unexercised stock option awards and unvested RSU and PSU awards for each NEO granted under the Company’s Omnibus Plan and its predecessor plan that were outstanding as of December 31, 2018:

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested($)
Joseph P. Lacher, Jr.	73,710	24,570	(1)	40.70	11/19/2025	—		—	—		—
	72,176	24,059	(2)	27.71	3/1/2026	—		—	—		—
	86,605	86,606	(3)	43.30	2/7/2027	—		—	—		—
	—	116,667	(4)	60.00	2/6/2028	—		—	—		—
	—	—		—	—	—		—	48,118	(5)	3,194,073
	—	—		—	—	—		—	48,118	(6)	3,194,073
	—	—		—	—	—		—	14,436	(7)	958,262
	—	—		—	—	—		—	14,434	(8)	958,129
	—	—		—	—	—		—	29,168	(9)	1,936,172
	—	—		—	—	—		—	29,166	(10)	1,936,039
James J. McKinney	5,038	10,075	(11)	40.20	11/17/2026	—		—	—		—
	6,236	12,472	(3)	43.30	2/7/2027	—		—	—		—
	—	27,000	(4)	60.00	2/6/2028	—		—	—		—
	—	—		—	—	10,667	(12)	708,075	—		—
	—	—		—	—	—		—	5,038	(5)	334,422
	—	—		—	—	—		—	5,038	(6)	334,422
	—	—		—	—	—		—	6,236	(7)	413,946
	—	—		—	—	—		—	6,236	(8)	413,946
	—	—		—	—	—		—	6,750	(9)	448,065
	—	—		—	—	—		—	6,750	(10)	448,065

Kemper Corporation 2019 Proxy Statement 44

Executive Officer Compensation & Benefits

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END (continued)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested($)
John M. Boschelli	4,691	4,692	(2)	27.71	3/1/2020	—	—	—		—
	11,085	11,086	(3)	43.30	2/7/2027	—	—	—		—
	—	24,000	(4)	60.00	2/6/2028	—	—	—		—
	—	—		—	—	—	—	4,692	(5)	311,455
	—	—		—	—	—	—	4,692	(6)	311,455
	—	—		—	—	—	—	5,544	(7)	368,011
	—	—		—	—	—	—	5,542	(8)	367,878
	—	—		—	—	—	—	6,000	(9)	398,280
	—	—		—	—	—	—	6,000	(10)	398,280
Mark A. Green	17,814	5,938	(13)	31.83	6/3/2026	—	—	—		—
	11,250	3,750	(14)	32.20	6/15/2026	—	—	—		—
	11,640	11,640	(3)	43.30	2/7/2027	—	—	—		—
	—	25,200	(4)	60.00	2/6/2028	—	—	—		—
	—	—		—	—	—	—	5,938	(5)	394,164
	—	—		—	—	—	—	5,938	(6)	394,164
	—	—		—	—	—	—	5,820	(7)	386,332
	—	—		—	—	—	—	5,820	(8)	386,332
	—	—		—	—	—	—	6,300	(9)	418,194
	—	—		—	—	—	—	6,300	(10)	418,194
Duane A. Sanders	—	15,699	(15)	63.70	2/1/2028	—	—	—		—
	—	29,100	(4)	60.00	2/6/2028	—	—	—		—
	—	—		—	—	—	—	5,496	(7)	364,824
	—	—		—	—	—	—	5,494	(8)	364,692
	—	—		—	—	—	—	7,276	(9)	482,981
	—	—		—	—	—	—	7,274	(10)	482,848

(1)	These options are scheduled to vest on 5/19/2019.

(2)	These options are scheduled to vest on 9/1/2019.

(3)	These options are scheduled to vest ratably in equal increments on 8/7/2019 and 8/7/2020.

(4)	These options are scheduled to vest ratably in equal increments on 2/6/2019, 2/6/2020 and 2/6/2021.

(5)
These PSUs vested on March 6, 2019, the date performance results were certified following completion of the three-year performance period for the 2016 PSU Awards based on Relative TSR that ended on February 28, 2019. The number shown represents the maximum number of PSUs that could be earned (because the performance results for the performance period through fiscal year 2018 were above the target level). Market value was determined using the closing price of $66.38 per share of Common Stock on December 31, 2018, the last trading day of 2018.

(6)
These PSUs vested on March 6, 2019, the date performance results were certified following completion of the three-year performance period for the 2016 PSU Awards based on Three-Year Adjusted ROE that ended on December 31, 2018. The number shown represents the maximum number of PSUs that could be earned (because the performance results for the performance period through fiscal year 2018 were above the target level). Market value was determined using the closing price of $66.38 per share of Common Stock on December 31, 2018.

(7)
These PSUs are scheduled to vest on the date performance results are certified following completion of the three-year performance period for the 2017 PSU Awards based based on Relative TSR that ends on January 31, 2020. The number

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Executive Officer Compensation & Benefits

shown represents the maximum number of PSUs that could be earned (because the performance results for the performance period through fiscal year 2018 were above the target level). Market value was determined using the closing price of $66.38 per share of Common Stock on December 31, 2018.

(8)
These PSUs are scheduled to vest on the date performance results are certified for the three-year performance period for the 2017 PSU Awards based on Three-Year Adjusted ROE that ends on December 31, 2019. The number shown represents the maximum number of PSUs that could be earned (because the performance results for the performance period through fiscal year 2018 were above the target level). Market value was determined using the closing price of $66.38 per share of Common Stock on December 31, 2018.

(9)
These PSUs are scheduled to vest on the date performance results are certified following completion of the three-year performance period for the 2018 PSU Awards based on Relative TSR that ends on January 31, 2021 based on Relative TSR. The number shown represents the maximum number of PSUs that could be earned (because the performance results for the performance period through fiscal year 2018 were above the target level). Market value was determined using the closing price of $66.38 per share of Common Stock on December 31, 2018.

(10)
These PSUs are scheduled to vest on the date performance results are certified following completion of the three-year performance period for the 2018 PSU Awards based on Three-Year Adjusted ROE that ends on December 31, 2020. The number shown represents the maximum number of PSUs that could be earned (because the performance results for the performance period through fiscal year 2018 were above the target level). Market value was determined using the closing price of $66.38 per share of Common Stock on December 31, 2018.

(11) These options are scheduled to vest ratably in equal increments on 5/17/2019 and 5/17/2020.

(12)	These RSUs are scheduled to vest in equal increments on 4/1/2019 and 4/1/2020. Market value was determined using the closing price of $66.38 per share of Common Stock on December 31, 2018.

(13)	These options are scheduled to vest on 12/3/2019.

(14)	These options are scheduled to vest on 12/15/2019.

(15)	These options are scheduled to vest ratably in equal increments on 2/1/2019, 2/1/2020 and 2/1/2021.

OPTION EXERCISES AND STOCK VESTED IN 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Joseph P. Lacher, Jr.	—	—	—	—
James J. McKinney	11,272	365,610	5,333	303,981
John M. Boschelli	15,942	567,906	6,000	375,900
Mark A. Green	—	—	—	—
Duane A. Sanders	—	—	—	—

(1)
This is the total number of shares subject to the exercise transactions without deduction of any shares surrendered or withheld to satisfy the exercise price and/or tax withholding obligations related thereto.

(2)	This is the difference between the exercise price of the shares acquired and the market price of such shares on the date of exercise, without regard to any related tax obligations.

(3)	This is the gross number of shares that vested without deduction for any shares withheld to satisfy tax withholding obligations.

(4)
This is the market value on the vesting date of the shares that vested, without regard to any related tax obligations. Market value was determined using the closing price per share of Common Stock on the vesting date.

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Executive Officer Compensation & Benefits

Retirement Plans
The Company sponsors two tax-qualified retirement plans, the Pension Plan and the 401(k) and Retirement Plan. In addition to other requirements, eligibility for the Pension Plan had required a hire date prior to January 1, 2006. Effective June 30, 2016, the Pension Plan was frozen and its participants, which included Mr. Boschelli, became eligible for the retirement portion of the 401(k) and Retirement Plan. The other NEOs were not eligible for the Pension Plan due to their hire dates.
Under the Pension Plan, a participant earned a benefit in an amount equal to a specified percentage of “Average Monthly Compensation” plus an additional specified percentage of “Average Monthly Compensation” above the monthly “Social Security Covered Compensation,” multiplied by the participant’s eligible years of service, up to a maximum of 30 years. “Average Monthly Compensation” is generally equal to the average of a participant’s highest monthly compensation over a 60-consecutive-month period during the 120-month period that ends three calendar months prior to a participant’s termination date, or for 2016, the date the Pension Plan was frozen. The “Social Security Covered Compensation” amount is determined from tables published by the Internal Revenue Service and changes each year. Mr. Boschelli is vested in the Pension Plan, as participants were vested after completing five years of service with the Company.
Employees hired on or after January 1, 2006 were eligible to participate in the retirement portion of the 401(k) and Retirement Plan, as were employees hired prior to 2006 after the Pension Plan was frozen, as noted above. As a result, until 2019, each of the NEOs were participants in the retirement portion of the 401(k) and Retirement Plan. Effective January 1, 2019, the 401(k) and Retirement Plan was amended to discontinue the retirement portion in favor of a better matching contribution for all employees under the 401(k) portion, and all employee retirement accounts were fully vested. In March 2019, a final annual contribution was made under the 401(k) and Retirement Plan on behalf of each participant with a retirement account in an amount equal to the participant’s “Annual Compensation” multiplied by a specified contribution percentage based on the participant’s years of vesting service with the Company (as such terms are defined in the plan).
Compensation covered by both the Pension Plan and the retirement portion of the 401(k) and Retirement Plan includes the participant’s salary and annual bonus. Age 65 is the normal retirement age under the qualified retirement plans. The normal form of distribution under the Pension Plan is a life annuity for a single retiree, or a joint and 50-percent survivor annuity for a married retiree. Other forms of annuity are available to participants, but all forms of payment are actuarially equivalent in value. The normal form of distribution under the retirement portion of the 401(k) and Retirement Plan is a lump-sum payout.
The Pension SERP and Retirement SERP (as defined on page 38 above in the Compensation Discussion and Analysis section) were established to provide benefits to certain individuals in excess of the limitations imposed on the Pension Plan and the retirement portion of the 401(k) and Retirement Plan, respectively, under the Code. The Pension SERP was effectively frozen as of June 30, 2016 when the Pension Plan was frozen. The Retirement SERP benefit is, and the Pension SERP benefit previously was, computed using the same formula used for the respective tax-qualified retirement plan, without regard to the limits imposed under the Code. An employee who earns compensation over the qualified plan limitation may be eligible to participate in the Retirement SERP, or previously the Pension SERP, by designation of the Board of Directors. For 2018, compensation to determine the benefit under the Pension Plan and the retirement portion of the 401(k) and Retirement Plan was limited to $275,000. As noted above, the retirement portion of the 401(k) and Retirement Plan was discontinued. As a result of this change, the Retirement SERP was also discontinued as of January 1, 2019.
The NEOs are also eligible to defer on a voluntary basis a portion of their salaries under the 401(k) portion of the 401(k) and Retirement Plan that includes a matching contribution feature offered by the Company to all employees meeting the age and service-based eligibility requirements.
As noted above, only Mr. Boschelli was eligible to participate in the Pension Plan and Pension SERP due to his date of hire.

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Executive Officer Compensation & Benefits

The following table shows the years of credited service and the present values of the accumulated benefits under the Pension Plan and Pension SERP for each NEO as of December 31, 2018:

PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Joseph P. Lacher, Jr.	Pension Plan	—	—	—
	Pension SERP	—	—	—
James J. McKinney	Pension Plan	—	—	—
	Pension SERP	—	—	—
John M. Boschelli	Pension Plan	18.5	449,562	—
	Pension SERP	18.5	498,349	—
Mark A. Green	Pension Plan	—	—	—
	Pension SERP	—	—	—
Duane A. Sanders	Pension Plan	—	—	—
	Pension SERP	—	—	—

(1)
A participant’s initial year of service as an employee is not used to determine credited service under the Pension Plan and Pension SERP. In addition, benefits for all participants under the Pension Plan were frozen as of June 30, 2016. The number of years of credited service shown for Mr. Boschelli are less than his actual years of service by nine years and six months due to the Pension Plan freeze date and a lump-sum payout of six-years of accrued benefits he received because of a break in his service with the Company in 1997.

(2)
These accumulated benefit values are based on the years of credited service shown and the Average Monthly Compensation (as defined in the Pension Plan) as of June 30, 2016, as described above in the narrative preceding this table. These present value amounts were determined on the assumption that distribution of benefits under the plans will not begin until age 65, the age at which retirement may occur under the Pension Plan and Pension SERP without any reduction in benefits, using the same measurement date, discount rate and actuarial assumptions described in Note 16, “Pension Benefits,” to the consolidated financial statements included in the Company’s 2018 Annual Report. The discount rate assumption was derived from the Aon Hewitt AA Bond Universe Curve as of December 31, 2018 with a single equivalent rate of 4.21 percent and the mortality assumptions were based on the RP-2006 Table for Employees and Healthy Annuitants, Projected Generationally with Scale MP-2018.

Nonqualified Deferred Compensation
Deferred Compensation Plan
The Deferred Compensation Plan was established to allow certain executives who are designated by the Board of Directors, as well as the non-employee members of the Board of Directors, to elect to defer a portion of their current-year compensation to a future period. The NEOs are eligible to participate in the Deferred Compensation Plan, but none elected to defer any of their 2018 compensation. The Deferred Compensation Plan is unfunded and exempt from certain provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company does not fund or make profit-sharing or matching contributions under the Deferred Compensation Plan, and participants have an unsecured contractual commitment by the Company to pay the amounts deferred, adjusted to recognize earnings or losses determined in accordance with their elections under the plan.
To participate in the Deferred Compensation Plan, an eligible individual must make an annual irrevocable election. The form and timing of the distribution of deferrals made during any given year is chosen when a participant elects to participate for that year and generally cannot be altered or revoked. The distribution for a particular year may be in the form of annual or quarterly installments payable up to a maximum of 10 years or a single lump-sum payment. All payments begin on January 1 of the year chosen by the participant when the election is made. A participant may elect to defer up to 60 percent of his or her regular annual salary and up to 85 percent of each award earned under any incentive plan award or annual discretionary bonus regardless of amount. Withdrawals are not permitted under the Deferred Compensation Plan other

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Executive Officer Compensation & Benefits

than regularly scheduled distributions or upon Death or Disability if so chosen by the participant at the time of the annual election.
Each participant’s bookkeeping account is deemed to be invested in the hypothetical investment choice(s) selected by the participant from the choices made available by the Company. Investment choices may be changed by participants on a daily basis. Generally, the hypothetical investment alternatives offered by the Company include a range of retail mutual funds selected by the plan administrator, which is the Compensation Committee of the Company’s Board of Directors. Investment choices selected by a participant are used only to determine the value of the participant’s account. The Company is not required to follow these investment selections in making actual investments of amounts deferred under the plan.
Retirement SERP
The Retirement SERP is discussed above in the narrative captioned Retirement Plans beginning on page 47. As noted in that narrative, the Retirement SERP was discontinued at the end of 2018. Contribution credits for 2018 were made in March 2019 to the Retirement SERP accounts for the NEOs other than Mr. Sanders, who was not eligible for the Retirement SERP prior to its discontinuance due to his hire date in 2018. The amounts of these contributions are shown in the table below.
The following table shows the aggregate earnings in 2018 and the balances as of December 31, 2018 for the NEOs under the Deferred Compensation Plan and Retirement SERP:

NONQUALIFIED DEFERRED COMPENSATION
Name	Plan Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Joseph P. Lacher, Jr.	Deferred Compensation Plan	—	—	—
	Retirement SERP	24,750	(916)	38,634
James J. McKinney	Deferred Compensation Plan	—	—	—
	Retirement SERP	9,250	—	9,250
John M. Boschelli	Deferred Compensation Plan	—	—	—
	Retirement SERP	19,500	(1,254)	40,111
Mark A. Green	Deferred Compensation Plan	—	—	—
	Retirement SERP	8,450	(127)	10,373
Duane A. Sanders	Deferred Compensation Plan	—	—	—
	Retirement SERP	—	—	—

Potential Payments Upon Termination or Change in Control
The following narrative describes the applicable terms of the agreements or plans that would provide benefits to the NEOs if their employment had terminated on December 31, 2018. The table below shows benefits that would have been payable to the NEOs as a direct result of either a change in control of the Company or the death or disability of the individual officer, had such an event occurred on December 31, 2018. The amounts shown in the table would have been payable pursuant to individual severance agreements (“Severance Agreements”) between the NEOs and the Company in the context of a “change in control” of the Company, as described below, or individual grant agreements executed with the Company in connection with cash incentive, stock option, PSU and/or RSU awards they received. None of the NEOs is a party to any other agreement with the Company that would have entitled him to receive any severance payments or other termination benefits from the Company as of December 31, 2018.
Retirement Plans
In addition to the amounts shown in the table on page 48 below, the NEOs would have been entitled to receive benefits to which they have vested rights upon retirement under the Pension Plan and Pension SERP (or 401(k) and Retirement Plan and Retirement SERP), as described and/or quantified above under the heading Retirement Plans and in the Pension Benefits and Nonqualified Deferred Compensation tables and corresponding footnotes, as applicable. Any NEOs who had participated

Kemper Corporation 2019 Proxy Statement 49

Executive Officer Compensation & Benefits

in the Deferred Compensation Plan might have been entitled to receive distributions in accordance with their previously chosen elections under the plan, as described above under the caption Nonqualified Deferred Compensation. In addition, the NEOs would have been entitled to receive benefits that are generally available to employees of the Company and do not discriminate in scope, terms or operation in favor of executive officers. These include benefits payable: (a) upon termination of employment, such as payments of 401(k) and Retirement Plan distributions and accrued paid time off; and (b) upon death or disability, under life, business travel or long-term disability insurance. None of the NEOs were eligible to begin receiving early retirement benefits as of December 31, 2018.
Severance Agreements
The Severance Agreements would provide various severance benefits to the NEOs in the event their employment terminates under certain circumstances within two years after a “change in control.” Such benefits are also payable to such officers in the event their employment is involuntarily terminated (other than for cause, disability or death) or voluntarily terminated with “good reason,” in either case in anticipation of a change in control. Under the Severance Agreements, a “change in control” is deemed to occur if any person (excluding certain defined persons) is or becomes, directly or indirectly, the beneficial owner of 25 percent or more of the voting power of the Common Stock, or the individuals who comprised the Company’s Board of Directors on the date of the Severance Agreement, or any of the individuals they nominate, cease to comprise a majority of the Board, or if, under the circumstances specified in the Severance Agreements, a merger or consolidation of the Company or sale of substantially all of the Company’s assets is consummated or a liquidation or dissolution plan is approved by the Company’s shareholders.
If applicable, each NEO would be entitled under the Severance Agreements to receive the following, subject to execution of a release and other specified requirements:

•
a lump-sum severance payment based on a multiple of three (for Mr. Lacher) or two (for the other NEOs) of such officer’s annualized salary and annual incentive, determined as of the higher of such officer’s prior-year annual incentive or a percentage of such officer’s salary (150 percent for Mr. Lacher or 110 percent for the other NEOs) (“Annual Incentive”) plus a pro-rata portion of the Annual Incentive based on the number of months such officer was employed during the year in which the change in control occurred;

•
continuation for three years (for Mr. Lacher) or two years (for the other NEOs) of the life insurance benefits being provided by the Company to such NEO and his dependents immediately prior to termination;

•
a lump-sum payment equal to the excess of cost for COBRA coverage over the employee-cost for health insurance benefits for 36 months (for Mr. Lacher) or 24 months (for the other NEOs) being provided by the Company to such NEO and his family immediately prior to termination, regardless of whether COBRA coverage is elected by the NEO; and

•	outplacement services at the Company’s expense for up to 52 weeks.
The Severance Agreements include a provision related to potential excise taxes payable by the NEOs under Sections 4999 and 280G of the Code that would entitle them to receive either (a) the full benefits payable as a result of a qualifying termination related to a change of control, whether under the Severance Agreements, equity award agreements or other applicable provisions (subject to such potential excise taxes), or (b) a reduced amount that falls below the applicable safe harbor provided under Section 280G, whichever amount provides the greater after-tax value to the NEO.
Equity-Based Awards
Stock Option Awards
If the employment of an NEO had terminated as of December 31, 2018 due to death or disability or due to a change in control of the Company, any outstanding unvested stock option award would have vested on the termination date. For awards granted beginning in 2014, if the employment of an NEO had terminated as of December 31, 2018 and, as of such date, such officer was Retirement Eligible, any outstanding unvested stock option award would remain outstanding and continue to vest in accordance with the original vesting terms. If the employment of an NEO had terminated as of December 31, 2018 for any other reason, such outstanding unvested stock option awards would have been forfeited on the termination date.

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Executive Officer Compensation & Benefits

RSU Awards
If the employment of an NEO had terminated as of December 31, 2018 due to death or disability or due to a change in control of the Company, any outstanding unvested RSU awards would have vested on the termination date. For awards granted beginning in 2014, if the employment of an NEO had terminated as of December 31, 2018 and, as of such date, such officer was Retirement Eligible, any outstanding unvested RSU awards would remain outstanding and continue to vest in accordance with the original vesting terms. If the employment of an NEO had terminated as of December 31, 2018 for any other reason, such outstanding unvested RSU awards would have been forfeited on the termination date.
PSU Awards
If the employment of an NEO had terminated as of December 31, 2018 due to a change in control of the Company, the performance period for any outstanding performance-based RSU awards held by such officer would have ended on the termination date. The shares granted under each award would have vested in an amount equal to the number of shares that would vest based on the greater of the target performance level or actual performance results for the truncated performance period.
If the employment of an NEO had terminated as of December 31, 2018 due to death or disability, the performance period for any outstanding PSU awards held by such officer would have ended on the termination date. The shares granted under each award would have vested in an amount equal to the number of shares that would vest at the target performance level, reduced pro-rata based on the ratio of the number of months in the truncated performance period to the total number months in the original performance period.
If the employment of an NEO had terminated as of December 31, 2018 and, as of such date, such officer was Retirement Eligible, any outstanding PSU awards would remain outstanding until the end of the original performance period and then vest or be forfeited as determined based on actual performance results, but reduced pro-rata based on the ratio of the number of months such officer was employed during the performance period to the total number months in the performance period. If, as of such termination date, such officer was not Retirement Eligible, any outstanding unvested PSU awards would have been forfeited on the termination date.
The following table shows amounts that would have become payable to the NEOs in connection with their termination of employment as of December 31, 2018 resulting from a change in control of the Company or the death or disability of the individual officer:

POTENTIAL PAYMENTS UPON TERMINATION FROM A CHANGE IN CONTROL (“CIC”)
OR DEATH/DISABILITY AT DECEMBER 31, 2018

Name	Lump-Sum Severance Payments (1)	Accelerated Stock Options (2)	Accelerated RSUs (2)(3)	Accelerated PSUs (2)(4)(5)	Services and Payments related to Welfare Benefits and Out-placement (6)	Total
Joseph P. Lacher, Jr.
Termination due to Change in Control	12,250,000	4,304,521	—	11,305,470	112,284	27,972,275
Death or Disability	—	4,304,521	—	6,088,374	—	10,392,895
Other Termination	—	—	—	—	—	—
James J. McKinney
Termination due to Change in Control	3,600,000	723,877	708,076	2,191,237	56,707	7,279,897
Death or Disability	—	723,877	708,076	1,196,433	—	2,628,386
Other Termination	—	—	—	—	—	—

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Executive Officer Compensation & Benefits

POTENTIAL PAYMENTS UPON TERMINATION FROM A CHANGE IN CONTROL (“CIC”) OR DEATH/DISABILITY AT DECEMBER 31, 2018 (continued)
Name	Lump-Sum Severance Payments (1)	Accelerated Stock Options (2)	Accelerated RSUs (2)(3)	Accelerated PSUs (2)(4)(5)	Services and Payments related to Welfare Benefits and Out-placement (6)	Total
John M. Boschelli
Termination due to Change in Control	2,600,000	590,386	—	1,976,133	62,802	5,229,321
Death or Disability	—	590,386	—	1,077,679	—	1,668,065
Other Termination	—	—	—	—	—	—
Mark A. Green
Termination due to Change in Control	2,340,000	762,760	—	2,209,193	54,727	5,366,680
Death or Disability	—	762,760	—	1,198,690	—	1,961,450
Other Termination	—	—	—	—	—	—
Duane A. Sanders
Termination due to Change in Control	3,886,667	227,731	—	1,313,833	88,574	5,516,805
Death or Disability	—	227,731	—	847,673	—	1,075,404
Other Termination	—	—	—	—	—	—

(1)
The amounts shown represent cash severance payable under the Severance Agreements assuming no reduction would be made under the provision in the agreements related to potential excise taxes payable by the NEOs under Sections 4999 and 280G of the Code. Any such reduction would have been determined based on the specific facts of the actual termination event.

(2)
The amounts shown for a hypothetical termination due to a change in control assume the acceleration of the vesting of outstanding stock options, PSUs and RSUs as of December 31, 2018. Acceleration of the vesting would occur automatically upon the death or disability of the NEO pursuant to the terms of the applicable plans and grant agreements. The amounts shown represent the “in-the-money” value of the stock options and market value of PSUs and RSUs that would have been subject to accelerated vesting as of December 31, 2018. The total numbers and market values of unvested PSUs and RSUs and the numbers of shares subject to outstanding stock options, and the exercise prices thereof, are set forth in the Outstanding Equity Awards at 2018 Fiscal Year-End table on page 44. The accelerated values shown were calculated using the closing price of $66.38 per share of Common Stock on December 31, 2018.

(3)	The amounts shown represent the values of outstanding RSUs that would automatically vest from the hypothetical termination event.

(4)
The amounts shown for a hypothetical termination due to a change in control represent estimated values of payouts under the 2016, 2017 and 2018 PSUs resulting from such event as of December 31, 2018. In such event, the payout under outstanding PSUs would be based on the greater of performance at the target level or actual performance results for a truncated performance period ending on the date of the change in control. Except for the 2018 PSUs based on Relative TSR, the values included in the table represent a payout at the maximum performance level because the actual performance for the truncated period exceed the performance level necessary to obtain a maximum payout. For the 2018 PSUs based on Relative TSR, the values included in the table represent a payout at the target performance level because the actual performance for the truncated period were below the target performance level necessary to obtain a maximum payout.

(5)
The amounts shown for a hypothetical death or disability represent estimated values of payouts under the 2016, 2017 and 2018 PSU awards resulting from such event as of December 31, 2018. In such event, the amount of the payout for each award would have been determined at the target level but reduced pro-rata based on the number of months in the Performance Period during which the NEO was an active employee for at least fifteen days divided by the total number of months in the original Performance Period.

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Executive Officer Compensation & Benefits

(6)
The amounts shown are the estimated costs to the Company to provide continuation of life insurance benefits for up to three years (in the case of Mr. Lacher) or two years (for the other NEOs), lump-sum payments related to health insurance, and outplacement services for fifty-two weeks pursuant to the Severance Agreements, as described in the narrative preceding this table. The lump-sum payment related to health insurance is equal to the amount the COBRA-rate would exceed the active-employee rate for the officer’s coverage for 36 months for Mr. Lacher and 24 months for all other NEOs regardless of whether such officer would elect to continue coverage under COBRA.

Pay Ratio Disclosure
Pay Ratio Disclosure
The Company determined our median employee from our entire employee population to provide a ratio comparison of the total compensation of Mr. Lacher, our CEO, with the total compensation of the median employee for 2018. In doing so, the Company annualized the compensation of all full-time and part-time employees. The median employee’s compensation was determined as of October 1, 2018, in accordance with the methodology and components used in the Summary Compensation Table for our NEOs. The 2018 total compensation was determined to be $68,193 for our median employee, ($48,035 base salary plus employer-paid health, life and retirement benefit costs of $20,158), and $6,905,879 for Mr. Lacher. Based on this information, the ratio of the annual total compensation of Mr. Lacher to that of the median employee is estimated to be 101 to 1. The applicable SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies and assumptions, and as a result, our estimated pay ratio may not be comparable to the pay ratios disclosed by other companies.

Kemper Corporation 2019 Proxy Statement 53

Proposal 3

Proposal 3: Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Overview

This proposal provides you with the opportunity to vote, on a non-binding, advisory basis, to approve the compensation of the NEOs as disclosed in this Proxy Statement in accordance with the applicable compensation disclosure rules (the “Say-On-Pay Vote”). At the Company’s 2018 Annual Meeting, the Company’s shareholders approved the Company’s Say-On-Pay Vote by 97.8 percent of the votes cast on the proposal.

In voting on Proposal 3, you will be voting whether to approve the following resolution:

“RESOLVED, that, the Company’s shareholders approve the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of SEC Regulation S-K in the Proxy Statement for the 2019 Annual Meeting of Shareholders, including the section captioned Compensation Discussion and Analysis, the compensation tables and related narrative discussions.”

This proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the NEOs as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means the vote is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Compensation Discussion and Analysis section of this Proxy Statement that begins on page 20 above provides an Executive Summary and detailed information on the executive compensation program and amounts paid to the Company’s NEOs for 2018. The Company encourages you to review the Compensation Discussion and Analysis in considering whether to vote in favor of this proposal. The Company believes the 2018 executive compensation program has served as an effective means of attracting and retaining the new members of its leadership team and that the program’s components, including the Company’s Annual Incentive Program, serves as a key supporting mechanism to the Company’s improved financial performance.

Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” Proposal 3.

Kemper Corporation 2019 Proxy Statement 54

Proposal 4

Proposal 4: Vote to Approve the Company’s 2019 Employee Stock Purchase Plan

Overview and Reason for Proposal

On February 6, 2019, the Board approved the Company’s 2019 Employee Stock Purchase Plan (“ESPP”), subject to shareholder approval at the Annual Meeting. If approved by the shareholders, 1,300,000 shares of Common Stock will be reserved for issuance under the ESPP, and the ESPP will be effective on June 1, 2019 for a term of ten years. The Company intends to register the shares reserved for issuance under the ESPP on a Form S-8 following approval by the shareholders.
The purpose of the ESPP is to provide eligible employees of the Company and its subsidiaries with the opportunity to purchase shares of Common Stock at a discounted price through payroll deductions, with the goal of enhancing their sense of participation in the Company and further aligning their interests with those of the Company’s shareholders. If approved, the ESPP will be an important part of the Company’s overall strategy to attract and retain highly qualified and motivated employees and will facilitate alignment of employee interest with the growth and success of the Company and the interests of its shareholders.

Summary Description of the ESPP

The following is a summary of the principal provisions of the ESPP, and is qualified in its entirety by reference to the ESPP document, which is attached to this proxy statement as Appendix B and incorporated herein by reference. Shareholders are urged to read the actual text of the ESPP in its entirety.

Administration

The Board, or a committee designated by the Board (“ESPP Committee”) will administer the ESPP and will have full discretionary power to interpret the ESPP, issue rules for administering the ESPP, change, alter, amend or rescind such rules, and make all other determinations necessary or appropriate for the administration of the ESPP. The ESPP Committee may also delegate its responsibilities to employees of the Company or its subsidiaries.

Eligibility

All employees of the Company or a subsidiary who customarily work a minimum of 20 hours per week will be eligible to participate in the ESPP, with the exception of any employee who (i) immediately after the end of an offering period, would be deemed for purposes of Section 423(b)(3) of the Code to possess five percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary, or (ii) is an executive officer of the Company subject to the reporting requirements under Section 16 of the Exchange Act. A subsidiary must be approved for participation in the ESPP by the Company’s CEO.

Offering Periods

Unless the ESPP Committee determines otherwise, the ESPP will be administered with four offering periods annually, each three months in duration, commencing, respectively, on January 1, April 1, July 1, and October 1 (or the next trading day, if such date is not a trading day). If approved by the shareholders at the Annual Meeting, the Company anticipates the first offering period to commence on July 1, 2019 and continue until September 30, 2019.

Payroll Deductions

To participate in an offering period, an eligible employee must authorize contributions to be collected through payroll deductions in whole number percentages of not less than one percent or more than 10 percent of such employee’s eligible compensation. Eligible compensation is an employee’s fixed salary, base hourly wage or commissions (with respect to commissioned employees). A participant may not increase the deduction during an offering period, but may decrease the deduction no more than once per offering period no more than once per offering period. A participant may change the

Kemper Corporation 2019 Proxy Statement 55

Proposal 4

percentage deduction for any subsequent offering period prior to the date on which such period commences in accordance with the ESPP and procedures adopted by the ESPP Committee. In addition to the percentage limit on compensation, a participant may not have more than $25,000 in payroll deductions during any calendar year for purposes pf purchasing shares under the ESPP. Any amount remaining in a participant’s account after the purchase of shares will be refunded without interest; provided that any amounts remaining in a participant’s account that were insufficient to acquire a full share will be carried forward to the next offering period.

Purchase Price

Unless the ESPP Committee determines otherwise prior to the beginning of an offering period, the purchase price per Company share sold to participants will be 85 percent of the fair market value of such share on the purchase date with respect to an offering period; provided, however, that in no event will the purchase price per share be less than the par value of a share. The purchase date will be the last trading day of the offering period.

Purchase Limitations

No employee may purchase Common Stock in any offering period which exceed the number of shares equal to $25,000 divided by the fair market value of a share of Common Stock on the first day of such offering period reduced by the number of any shares purchased by the employee in any prior offering period in the same calendar year. No right under the ESPP will be granted to an employee to purchase Common Stock under all employee stock purchase plans of the Company or its affiliates which (“Company Stock Purchase Plans”) would, in the aggregate, have a fair market value (determined as of the date of grant) in excess of $25,000 for each calendar year in which the right is outstanding at any time. The Company’s Omnibus Plan or a similar Company plan involving stock options is not deemed to be a Company Stock Purchase Plan.

Termination of Eligibility; Transferability

If a participant ceases to be eligible to participate in the ESPP, the dollar amount in such participant’s account will be refunded or distributed to to the participant, or in the event of death of a participant, distributed to the participant’s designated beneficiary or estate. A participant’s rights to purchase shares under the ESPP are not transferable and may be exercisable only by the participant.

Adjustment for Changes in Shares

In the event that adjustments are made in the number of outstanding shares of Common Stock or such shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise or an extraordinary cash dividend is paid in respect of the shares, the ESPP Committee will make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, under the ESPP, and (ii) the purchase price. All such adjustments will be made in the sole discretion of the ESPP Committee, and its decision will be binding and conclusive.

Termination; Amendment

The ESPP shall continue in effect through and including May 31, 2029, unless terminated sooner pursuant to the terms of the ESPP, or by the Board, which shall have the right to terminate the ESPP at any time. The Board may at any time, or from time to time, amend the ESPP in any respect, except that, without approval of the shareholders, no amendment may (a) increase the aggregate number of shares reserved under the ESPP, (b) materially increase the benefits accruing to participants or (c) materially modify the requirements as to eligibility for participation in the ESPP. The ESPP may not be amended in any way that will cause rights issued under the ESPP to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto.

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Proposal 4

New Plan Benefits

Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and the fair market value of the Common Stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. Approximately 8,100 eligible employees will be entitled to enroll in the ESPP and make quarterly elections to purchase shares of Common Stock in accordance with the plan terms as summarized above.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the purchase of shares under the ESPP as of the law in effect on the date of this Proxy Statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the ESPP, nor does it cover state, local, or non-U.S. taxes. Tax laws are complex and subject to change and may vary depending on individual circumstances. The summary is not tax advice and a participant should rely on the advice of his or her legal and tax advisors.

The ESPP is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. Under an employee stock purchase plan that qualifies under Section 423, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares. No participant may purchase shares under the ESPP at a rate of more than $25,000 of shares in any calendar year as described above.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which the shares were acquired or within one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) 15 percent of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Company will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15 percent of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

The Board of Directors recommends that you vote “FOR” Proposal 4.

Kemper Corporation 2019 Proxy Statement 57

Ownership of Kemper Stock

Ownership of Kemper Common Stock

Directors and Executive Officers
On March 7, 2019, there were approximately 64,933,537 shares of the Company’s Common Stock outstanding. The following table shows the beneficial ownership of Common Stock as of March 7, 2019 (unless otherwise indicated) by: (a) each director; (b) each Named Executive Officer; and (c) all directors and executive officers as a group.

Name of Beneficial Owner	Common Shares at March 7, 2019 (1)	Stock Options Exercisable/RSUs Vesting Through May 6, 2019 (2)	Total Shares Beneficially Owned	Percent of Class (3)
Directors:
Teresa A. Canida	10,910	—	10,910	*
George N. Cochran	10,428	9,179	19,607	*
Kathleen M. Cronin	7,220	8,000	15,220	*
Douglas G. Geoga	17,833	29,965	47,798	*
Lacy M. Johnson	4,300	—	4,300	*
Robert J. Joyce	10,220	17,179	27,399	*
Joseph P. Lacher, Jr.	53,604	271,380	324,984	*
Christopher B. Sarofim	8,220	16,000	24,220	*
David P. Storch	18,220	29,179	47,399	*
Susan D. Whiting	2,420	—	2,420	*
NEOs (other than Mr. Lacher who is listed above):
James J. McKinney	17,079	14,333	31,412	*
John M. Boschelli	27,621	8,000	35,621	*
Mark A. Green	10,398	49,104	59,502	*
Duane A. Sanders	—	14,933	14,933	*
Directors, NEOs and Executive Officers as a Group (19 persons)	317,694	578,057	887,542	1.4%
(1) The shares shown for non-employee directors (i.e, the directors other than Mr. Lacher) include outstanding DSUs, and the numbers of shares for NEOs and other executive officers include any shares of Common Stock indirectly held in a trust or the Company’s 401(k) and Retirement Plan. The shares shown for the non-employee directors include the following numbers of DSUs outstanding on March 7, 2019, which are all fully-vested: Johnson (4,300); Cochran and Cronin (7,220); Geoga, Joyce, Sarofim and Storch (8,220); and Whiting (1,420). For Mr. Geoga, the shares shown also include 8,900 shares he gifted to a family foundation that are deemed beneficially owned for purposes of this table under SEC Rule 13d-3 but not for purposes of his Form 4 reports under SEC Rule 16a-1(a)(2). The PSUs held by officers are not included in the amounts shown in this table because they are not deemed beneficially owned shares of Common Stock under SEC rules applicable to this table unless they will vest within 60 days. Accordingly, the shares shown in this table for the NEOs and the Executive Officers as a Group do not include the following outstanding PSUs: Lacher (73,111); McKinney (19,773); Boschelli (126,855); Green (17,668); Sanders (19,852); and for all NEOs and Executive Officers as a Group (193,145). In addition, the shares shown do not include the following outstanding RSUs held by Mr. McKinney that will not vest within 60 days: (5,334) or the RSU shares held by Mr. McKinney referenced in footnote 2 below. To the Company’s knowledge, the beneficial owner has sole voting and sole dispositive power with respect to the shares listed opposite his or her name, unless otherwise indicated.
(2) The shares shown include stock options, and for Mr. McKinney, 5,333 RSUs, outstanding as of March 7, 2019 that will be vested as of May 6, 2019. Mr. McKinney is the only Executive Officer with RSUs.
(3) The percentages shown for any individual and for the directors and executive officers as a group are based on the 64,933,537 shares of the Company’s Common Stock outstanding on March 7, 2019. An asterisk in this column indicates a percentage of less than one percent.

Kemper Corporation 2019 Proxy Statement 58

Ownership of Kemper Stock

Certain Beneficial Owners
The following table sets forth information about persons, other than the Company’s directors and executive officers shown above, known by the Company to be the beneficial owner of more than five percent of the Company’s Common Stock. To the Company’s knowledge, the beneficial owner has sole voting and sole dispositive power with respect to the shares listed opposite the beneficial owner’s name, unless otherwise indicated.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class (2)
BlackRock, Inc.	6,291,349	(3)	9.7%
55 East 52nd Street New York, New York 10055
The Vanguard Group, Inc.	5,162,109	(4)	7.9%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Dimensional Fund Advisors LP	4,333,286	(5)	6.7%
Building One 6300 Bee Cave Road Austin, Texas 78746
Fayez Sarofim and Fayez S. Sarofim & Co.	3,500,012	(6)	5.4%
Two Houston Center, Suite 2907 909 Fannin Street Houston, Texas 77010

(1)
The Singleton Group LLC (“Singleton Group”) was listed as Kemper’s largest shareholder in the beneficial ownership table of Kemper’s annual proxy statements each year since 2001. The Singleton Group is not listed this year because its assets, including Kemper Common Stock holdings, were distributed to the members of the Singleton Group in connection with the ultimate dissolution of the Singleton Group. The distribution occurred on March 4, 2019 and was reported in a Schedule 13D/A filed with the SEC by the Singleton Group on March 5, 2019.

(2)	The percentages shown are based on the shares outstanding on March 7, 2019.

(3)
Based on information reported in a Schedule 13G/A filed with the SEC on February 6, 2019, BlackRock, Inc. (“BlackRock”) beneficially owns an aggregate of 6,291,349 shares of Common Stock as of December 31, 2018, as to which BlackRock has sole dispositive power and which includes 6,168,386 shares as to which it has sole voting power. BlackRock also reported that it was filing as the parent holding company or control person of certain subsidiaries listed in an exhibit to the Schedule 13G/A.

(4)
Based on information reported in a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 11, 2019, Vanguard may be deemed to be the beneficial owner of 5,162,109 shares of Common Stock as of December 31, 2018. Of such shares, Vanguard reported sole voting power as to 86,494 shares, sole dispositive power as to 5,074,065 shares, shared voting power as to 6,659 shares and shared dispositive power as to 88,044 shares.

According to the Schedule 13G/A, Vanguard’s wholly-owned subsidiary, Vanguard Fiduciary Trust Company, is the beneficial owner of 81,385 shares of Common Stock as a result of its serving as the investment manager of collective trust accounts. Additionally, Vanguard’s wholly-owned subsidiary, Vanguard Investments Australia, Ltd. is the beneficial owner of 11,768 shares of Common Stock as a result of its serving as the investment manager of Australian investment offerings.

(5)
Based on information reported in a Schedule 13G/A filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP (“Dimensional”) beneficially owns an aggregate of 4,333,286 shares of Common Stock as of December 31, 2018, as to which Dimensional has sole dispositive power and which includes 4,268,915 shares as to which it has sole voting power. According to the Schedule 13G/A, these shares are held by four investment companies to which Dimensional furnishes investment advice, and certain other commingled funds, group trusts and separate accounts for which Dimensional serves as investment manager or sub-adviser. Dimensional disclaimed beneficial ownership of these shares.

Kemper Corporation 2019 Proxy Statement 59

Ownership of Kemper Stock

(6)
Based on information reported in a Schedule 13G/A filed jointly with the SEC on February 5, 2019 by Fayez Sarofim, Fayez Sarofim & Co. and Sarofim International Management Co., Fayez Sarofim may be deemed to be the beneficial owner of 3,500,012 shares of Common Stock as of December 31, 2018. Of such shares, Fayez Sarofim reported sole voting and dispositive power as to 2,469,070 shares and shared voting power as to 1,024,440 shares and shared dispositive power as to 1,030,942 shares.

Fayez Sarofim & Co. (of which Fayez Sarofim is the Chairman of the Board, Chief Executive Officer, a director, and the majority shareholder) may be deemed to be the beneficial owner of 1,030,942 shares of Common Stock as of December 31, 2018 as to which Fayez Sarofim & Co. has shared voting and dispositive power. According to the Schedule 13G/A, 305,922 shares are held in investment advisory accounts that are managed by Fayez Sarofim & Co. for numerous clients as to which Fayez Sarofim & Co. has full investment discretion.
Sarofim International Management Co., a wholly-owned subsidiary of Fayez Sarofim & Co., directly owns 725,020 shares of Common Stock as of December 31, 2018 as to which it has shared voting and dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10 percent of the registered class of the Company’s equity securities to file with the SEC reports of ownership and reports of changes in ownership of such securities. Based on the Company’s knowledge of stock transactions, its review of copies of reports filed under Section 16(a) and written representations furnished to the Company, the Company believes that all filing requirements applicable to its directors, executive officers and more than 10 percent beneficial owners were complied with for the fiscal year ended December 31, 2018, with the exception of one gift transaction by Mr. Geoga that was reported after the Form 5 filing deadline.

Kemper Corporation 2019 Proxy Statement 60

Frequently Asked Questions

Frequently Asked Questions

Proxy and Proxy Statement
What is a Proxy?
A proxy is your legal appointment of another person to vote the stock you own. That other person is called a proxy. If you appoint someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated Joseph P. Lacher, Jr., our President and CEO, and C. Thomas Evans, Jr., our Senior Vice President, Secretary and General Counsel, to act as proxies for the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares if you provide a proxy in the manner described in this Proxy Statement.
What is a Proxy Statement?
A Proxy Statement is a document that sets forth the information required by the federal securities laws and regulations administered by the SEC which is intended to allow you to vote on an informed basis at the Annual Meeting.

Voting and Record Date
Who can vote at the Annual Meeting?
You are entitled to vote at the Annual Meeting if you owned Common Stock at the close of business on the Record Date.

How many votes do I have?
Each share of Common Stock that you owned on the Record Date entitles you to one vote. Your proxy card indicates the number of shares of Common Stock that you owned on the Record Date that may be voted at the Annual Meeting.
How many shares of Kemper stock are eligible to be voted at the Annual Meeting?
At the close of business on the Record Date, there were 64,933,537 shares of Common Stock issued and outstanding. Accordingly, 64,933,537 shares of Common Stock are eligible to be voted at the Annual Meeting. Kemper had no other voting securities outstanding on the Record Date.
What is a quorum?
To conduct business at the Annual Meeting, a quorum must be present; that is, a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date must be represented in person or by proxy at the Annual Meeting. If you properly submit a proxy, your shares covered by that proxy will be counted toward a quorum.
On what am I being asked to vote on?
Shareholders are being asked to vote on the following proposals at the Annual Meeting:
Proposal 1:     Election of the director Nominees listed beginning on page 9;

Proposal 2:	Advisory vote to ratify the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accountant for 2019;

Proposal 3:	Advisory vote to approve the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement; and
Proposal 4: Vote to approve the Company’s 2019 Employee Stock Purchase Plan
What is the difference between a shareholder that holds shares as a “registered shareholder” or in “street name”?
The shares of a registered shareholder are registered with the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), in the shareholder’s own name. Shares held in street name are registered with Computershare in the name of the stock brokerage firm or other institution (or the name of its nominee), but not in the shareholder’s own name. In this case, the institution maintains its own internal records showing the shareholder as the actual beneficial owner of the shares.

Kemper Corporation 2019 Proxy Statement 61

Frequently Asked Questions

What are the different methods I can use to vote my shares of Common Stock?

Shares held by registered shareholders:
If you hold your shares of Common Stock as a registered shareholder, you may give a proxy to vote your shares by one of the following methods:

•	Complete, sign and date your proxy card and return it no later than the commencement of the Annual Meeting in the postage-paid envelope provided;

•	Call the toll-free telephone number on your proxy card and follow the recorded instructions no later than 10:59 p.m. Central Daylight Time on Tuesday, April 30, 2019;

•	Access the proxy voting website identified on your proxy card and follow the instructions no later than 10:59 p.m. Central Daylight Time on Tuesday, April 30, 2019; or

•	Attend the Annual Meeting in person and deliver your proxy card or ballot to one of the ushers when requested to do so.

Shares held in street name:
If you hold your shares of Common Stock in street name, your broker (or other institution holding your shares of Common Stock in street name) generally will supply you with its own form of proxy card requesting you to provide your voting instructions in writing or, in some cases, by telephone or over the Internet. Following its receipt of your voting instructions, the institution will be authorized to provide a proxy to the Company to vote your shares in accordance with any instructions you provide.

Shares held through 401(k) and Retirement Plan:
If you hold your shares of Common Stock through the Company’s 401(k) and Retirement Plan, you may give a proxy to vote your shares by one of the following methods:

•	Complete, sign, date and return your proxy card, which must be received by 1:00 a.m. Central Daylight Time on Monday, April 29, 2019 (“401(k) Deadline”) for your voting instructions to be effective;

•	Call the toll-free telephone number on your proxy card and follow the recorded instructions by the 401(k) Deadline, for your voting instructions to be effective; or

•	Access the proxy voting website identified on your proxy card and follow the instructions by the 401(k) Deadline, for your voting instructions to be effective.
If you provide timely voting instructions for your 401(k) and Retirement Plan shares, the plan trustee will confidentially vote your shares in accordance with your voting instructions. In accordance with the terms of the 401(k) and Retirement Plan, if you do not vote your plan shares before the voting deadline, the plan trustee will vote your shares in the same proportion as all other shares were voted in accordance with timely voting instructions provided to the trustee by all other plan participants.
The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders who wish to give proxy voting instructions over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet service providers and telephone companies. In addition, in choosing among the available alternatives for proxy voting, shareholders should be aware that there may be some risk that a vote either by telephone or over the Internet might not be properly recorded or counted because of an unanticipated electronic malfunction. As described above, please note that the ability of shareholders of record to submit voting instructions by telephone and over the Internet ends at 10:59 p.m. Central Daylight Time on the day before the Annual Meeting, and, for 401(k) and Retirement Plan shares, by the 401(k) Deadline. The reason for this cut-off is to allow for the timely assembly and tabulation of voting instruction data.

Kemper Corporation 2019 Proxy Statement 62

Frequently Asked Questions

How do I vote my Common Stock in person?
If you owned Common Stock in your own name on the Record Date, your name will appear on the list of registered shareholders of the Company and, if you wish to attend in person, you will be admitted to the Annual Meeting and may vote by written ballot or by delivering a signed proxy card. However, note that: (a) shares held through the 401(k) and Retirement Plan must be voted by the 401(k) Deadline and, accordingly, may not be voted in person at the Annual Meeting; and (b) if your shares are held in the name of a broker, bank or other institution, you must present written evidence at the Annual Meeting from the institution indicating that you were the beneficial owner of the shares on the Record Date and that you have been authorized by that institution to vote your shares in person. This written evidence is generally called a “Legal Proxy” and should be submitted to the Company’s Secretary, C. Thomas Evans, Jr., prior to the commencement of the Annual Meeting.
If I plan to attend the Annual Meeting, should I give my proxy?
Regardless of whether you plan to attend the Annual Meeting, we urge you to give a proxy. Returning your proxy card or giving voting instructions by telephone or over the Internet will not affect your right to attend the Annual Meeting and vote in person. However, giving a proxy will ensure your shares are represented at the Annual Meeting in the event you are unable to attend.
How will my proxy be voted?
If you (or your broker or other institution holding your shares held in street name) properly sign and timely return your proxy card, or timely deliver your voting instruction by telephone or over the Internet, the individuals designated as proxies on the proxy card will vote your shares as you have directed. With respect to Proposal 1, you may choose to vote “FOR” or “AGAINST” or to “ABSTAIN” from voting for each director Nominee. With respect to Proposals 2, 3 and 4, you may choose to vote “FOR” or “AGAINST” or to “ABSTAIN” from voting. For specific information about a particular proposal, please refer to the section of this Proxy Statement that pertains to such proposal as indicated in the Table of Contents.
For shares held as a registered shareholder, if you sign the proxy card but do not make specific choices, the designated proxies will vote your shares as recommended by the Company’s Board of Directors. For shares held in street name, you should contact your broker (or other institution) to determine the method by which your shares will be voted if you sign the proxy card but do not make specific choices. The Board of Directors recommends that you vote “FOR” all of the director Nominees in Proposal 1 and “FOR” Proposals 2, 3 and 4.
What does it mean if I receive more than one proxy card?
If your Kemper shares are held under different names or in more than one account, you will receive more than one proxy card. Each proxy card will indicate the number of shares you are entitled to vote on that particular proxy card.
What are broker non-votes and how might they affect voting?
The applicable NYSE rules allow a stockbroker holding securities in street name for its customer to exercise discretionary voting power for those securities with respect to some matters (called “discretionary” matters) but not others (called “non-discretionary” matters), depending on the subject matter of the proposal being voted on. Broker non-votes can occur when a stockbroker does not receive voting instructions from its customer on a non-discretionary matter. Under the current NYSE rules, director elections and all matters related to executive compensation are considered non-discretionary matters for which brokers cannot vote undirected shares. Any shares you hold in street name will not be voted with regard to Proposals 1, 3 and 4 unless you provide timely voting instructions to your broker. Under the NYSE rules, Proposal 2 is considered a discretionary matter for brokers, and a broker not receiving voting instructions from a customer will be free to cast a vote in its discretion as to this matter.
How will voting on any other business be conducted?
As of the date hereof, the Company’s management is aware of no business that will come before the Annual Meeting other than Proposals 1 through 4 as described in this Proxy Statement, and only the Board of Directors may introduce any additional business. However, if any other business should properly come before the Annual Meeting, your proxy card will authorize the persons designated as proxies to vote on any such matters in their discretion.

Kemper Corporation 2019 Proxy Statement 63

Frequently Asked Questions

Who will tabulate the votes, and how do I find out the voting results after the Annual Meeting?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election. The Company will report the voting results in a Current Report on Form 8-K that it will file with the SEC within four business days after the Annual Meeting.
May I revoke my proxy or change my voting instructions?

Shares held as a registered shareholder:
You may revoke your proxy or change your voting instructions for registered shares as follows:

•	Deliver another signed proxy card with a later date any time prior to the commencement of the Annual Meeting;

•	Notify the Company’s Secretary, C. Thomas Evans, Jr., in writing prior the commencement of the Annual Meeting that you have revoked your proxy;

•	Call the toll-free telephone number, or access the proxy voting website, identified on the proxy card and re-vote any time prior to 10:59 p.m. Central Daylight Time on Tuesday, April 30, 2019; or

•	Attend the Annual Meeting in person and deliver a new, signed proxy card or ballot to one of the ushers when requested to do so.

Shares held through the 401(k) and Retirement Plan:
You may revoke your proxy or change your voting instructions for shares held through the 401(k) and Retirement Plan by completing any of the following:

•	Deliver another signed proxy card with a later date prior to the 401(k) Deadline; or

•	Call the toll-free telephone number, or access the proxy voting website, identified on the proxy card and re-vote anytime prior to the 401(k) Deadline.
Shares held in street name:
You should contact your stockbroker (or other institution holding your shares) to determine the procedures, if any, for revoking or changing your voting instructions for shares held in street name.

Shareholder Proposals, Nominations and Communications
May a shareholder nominate someone at the Annual Meeting to be a director of Kemper or bring any other business before the 2019 Annual Meeting?
The Company’s Bylaws require advance notice to the Company if a shareholder intends to attend an annual meeting of shareholders in person and to nominate someone for election as a director or to bring other business before the meeting. Such a notice may be made only by a shareholder of record who meets the requirements set forth in Section 14 of the Company’s Bylaws and provides the required information in the notice within the time period described therein. Each year’s proxy statement states the applicable time period for providing such a notice for the next year’s annual meeting. The deadline for notices in relation to the 2019 Annual Meeting has expired, and the Company did not receive any such notices that complied with the Bylaws requirements during the prescribed notice period. Accordingly, no such director nominations or other business proposed by shareholders from the floor of the 2019 Annual Meeting will be in order. The procedures for shareholders to nominate directors or make other proposals relating to the 2020 Annual Meeting are summarized below in the answers to the following two questions.
How may a shareholder nominate someone to be a director of Kemper or bring any other business before the 2019 Annual Meeting?
In accordance with the advance notice requirements of the Bylaws described above, if a shareholder of record wishes to nominate one or more directors or bring other business to be considered by shareholders at the 2020 Annual Meeting,

Kemper Corporation 2019 Proxy Statement 64

Frequently Asked Questions

such proposals must be made in writing to the Company no earlier than February 3, 2020 and no later than March 2, 2020. However, if the date of the 2020 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2019 Annual Meeting date (i.e., May 1, 2019), then such nominations and proposals must be delivered in writing to the Company no earlier than 90 days prior to the 2020 Annual Meeting and no later than the close of business on the later of (a) the 60th day prior to the 2020 Annual Meeting, or (b) the 10th day following the day on which public announcement of the date of the 2020 Annual Meeting is first made.
All shareholder proposals and notices should be submitted to the Secretary of Kemper Corporation, at 200 East Randolph Street, Suite 3300, Chicago, Illinois 60601.
Please note that these requirements relate only to matters intended to be proposed from the floor of the 2020 Annual Meeting. They are separate from certain SEC requirements that must be met to have shareholder proposals included in the Company’s Proxy Statement, as described immediately below.
When are shareholder proposals due so that they may be included in Kemper’s Proxy Statement for the 2019 Annual Meeting?
Pursuant to the regulations of the SEC that are currently in effect, shareholders who intend to submit proposals for inclusion in the Company’s proxy materials for the 2020 Annual Meeting must do so no later than November 21, 2019. Certain other SEC requirements must also be met to have a shareholder proposal included in the Company’s Proxy Statement. These requirements are independent of the advance notice requirements of the Company’s Bylaws described immediately above. Under SEC rules in effect on the date of this Proxy Statement, shareholder nominations of persons for election to the Board of Directors are not eligible for inclusion in the Company’s proxy materials. All shareholder proposals and notices should be submitted to the Secretary of Kemper Corporation, at 200 East Randolph Street, Suite 3300, Chicago, Illinois 60601.
How may a shareholder or other interested party communicate with the Board of Directors?
Shareholders and other interested parties may communicate with the Board of Directors, or with the non-management directors as a group, by calling the Kemper Corporate Responsibility Hotline at 888.695.3359 or by submitting a report or inquiry online at MyComplianceReport.com (enter access code KEMP).
The hotline and the online reporting function are managed by an independent company, and reports can be made anonymously or confidentially. Communications will be directed to the Chair of the NCG Committee if addressed to the non-management or independent directors as a group.

Cost of Proxy Solicitation
What are the costs of soliciting these proxies and who pays them?
The Company has retained the services of Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies and will pay Innisfree a base fee of $15,000 for these services, plus its related costs and expenses. The Company will bear the total expense of the solicitation that will include, in addition to the amounts paid to Innisfree, amounts paid for printing and postage and to reimburse banks, brokerage firms and others for their expenses in forwarding proxy solicitation material. Although the principal distribution of proxy materials will be through the Internet, solicitation of proxies will also be made by mail. Additional proxy solicitation may be made by telephone or other direct communication with certain shareholders or their representatives by directors, officers and employees of the Company and its subsidiaries, who will receive no additional compensation for such solicitation.

Additional Information about Kemper and Householding Requests
Where can I find more information about Kemper?
The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments thereto are accessible free of charge through its website, kemper.com, as soon as reasonably practicable after such materials are filed with or furnished to the SEC. You may also obtain at no charge a copy of the Company’s most recent Annual Report on Form 10-K, other materials filed with the SEC and additional information regarding Kemper as follows:

•	Contact Kemper Investor Relations by telephone at 312.661.4930, or by e-mail at investors@kemper.com; or

Kemper Corporation 2019 Proxy Statement 65

Frequently Asked Questions

•	Write to Kemper at 200 East Randolph Street, Suite 3300, Chicago, Illinois 60601, Attention: Investor Relations.
How may shareholders with the same address request delivery of either single or multiple copies of the Company’s Proxy Statement?
If you and another shareholder who shares your address received multiple copies of this Proxy Statement, you may contact the Company as described above and request that a single copy be sent to your address for future deliveries of Company communications. This is commonly referred to as “householding.” If your proxy statement was “householded” but you prefer to receive separate copies, you may contact the Company as described above to request separate copies now or for future deliveries of Company communications.
Incorporation by Reference
Notwithstanding any general statement to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this Proxy Statement into such filings, the Audit Committee Report and the Compensation Committee Report contained in this Proxy Statement are not to be incorporated by reference into any such filings, nor are they to be deemed soliciting material or deemed to be filed under such Acts.

**********

This Proxy Statement and the form of proxy are being mailed and delivered to the Company’s shareholders by the authority of the Board of Directors.

C. Thomas Evans, Jr.
Secretary

Kemper Corporation 2019 Proxy Statement 66

Appendix A

Supplement to Compensation Discussion and Analysis

The information in this Appendix A supplements the disclosures in the Compensation Discussion and Analysis section of the Proxy Statement.

The following table supplements the information in the table captioned 2018 versus 2017 Performance Comparisons under the heading 2018 Annual Incentive Program on page 29:

Non-GAAP Reconciliation ($ in Millions)

	2018 Actual		2017 Actual
	Net Income	ROE	Net Income	ROE
Reported	$190.1	7.4%	$120.9	5.9%
Adjustments, After-tax
Exclude AOCI on Fixed Maturity Securities	—	0.5%	—	0.7%
Normalize Catastrophe Losses and LAE including Development, from Reported to Expected	23.1	0.9%	79.3	4.1%
Normalize Realized Gains and Losses on Sales of Investments and Other-than-temporary Impairment Losses, from Reported to Expected	(15.6)	(0.6)%	(20.9)	(1.1)%
Change in Fair Value of Equity and Convertible Securities	50.8	2.1%	—	—
Purchase Accounting Related Adjustments	60.1	2.3%	—	—
Acquisition Related Transaction, Integration and Other Costs	36.5	1.4%	—	—
Partial Satisfaction of Arbitration Award	(28.2)	(1.1)%	—	—
Impact of Tax Reform	(26.4)	(1.0)%	(7.4)	(0.4)%
Total Adjustments, After-tax	100.3	4.6%	51.0	3.3%
Adjusted	$290.4	11.9%	$171.9	9.2%

A-1

Appendix B

KEMPER CORPORATION
2019 EMPLOYEE STOCK PURCHASE PLAN
Article I
Purpose and Scope of the Plan
1.1    Purpose. The purpose of the Kemper Corporation 2019 Employee Stock Purchase Plan as set herein is to assist eligible Employees of Kemper Corporation, a Delaware corporation (the “Company”) and its Affiliates, in acquiring a stock ownership interest in the Company pursuant to a plan intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.
The Plan is intended to benefit the Company’s shareholders by means of (i) providing eligible Employees with a convenient means of acquiring an equity interest through payroll deductions, (ii) enhancing such Employees’ sense of participation in the Company, and (iii) aligning the interest of Employees with those of the Company’s shareholders through increased stock ownership.
1.2    Definitions. Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:
“Affiliate” means any Subsidiary Corporation which the Committee or the Chief Executive Officer of the Company authorizes to participate in the Plan.
“Agent” means such agent as may be appointed pursuant to Section 6.5 of the Plan.
“Board of Directors” or “Board” shall mean the Board of Directors of the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.
“Committee” shall mean the Board, or a committee designated by the Board to administer the Plan, which Committee shall administer the Plan as provided in Article VI hereof.
“Company” shall mean Kemper Corporation, a Delaware corporation, and its successors by operation of law.
“Compensation” shall mean the fixed salary, base hourly wage, or commissions (with respect to an employee whose regular or basic rate of compensation is commissions (a “Commissioned Employee”)) paid by the Company or an Affiliate to an Employee as reported by the Company or an Affiliate to the United States government for income tax purposes, including an Employee’s portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding any bonus, fee, overtime pay, severance pay, expenses, stock option or other equity incentive income, commissions (other than with respect to a Commissioned Employee) or other special payment or any credit or benefit under any employee plan maintained by the Company.
“Employee” shall mean any individual classified by the Company or an Affiliate on its payroll records as a full-time or part-time employee of the Company or an Affiliate who customarily works for the Company or an Affiliate, as the case may be, for a minimum of twenty (20) hours per week. For the avoidance of doubt, “Employee” shall not include non-employee directors and independent contractors, each of which is ineligible to participate in the Plan. Notwithstanding any provision of the Plan to the contrary, any individual who is not classified by the Company or an Affiliate on its payroll records as an employee (including, but not limited to, an individual classified by the Company or an Affiliate as an independent contractor or a non-employee consultant, an individual who is

Appendix B

performing services for the Company or an Affiliate through a leasing or employment agency, or an employee of an entity other than the Company or an Affiliate) shall not be eligible to participate in the Plan, even if such classification is determined to be erroneous, or is retroactively revised by a governmental agency, by court order or as a result of litigation, or otherwise.
“Entry Date” shall mean each January 1, April 1, July 1 and October 1 (or, if such date is not a Trading Day, the first Trading Day immediately following such date).
“Fair Market Value” of a Share means the fair market value of such Share determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value per Share as of a particular date shall mean the closing price per Share on the national securities exchange on which the Shares are principally traded on such date.
“Offering Period” shall mean such duration (not to exceed twenty-seven (27) months or such lesser period as is required under Section 423(b)(7) of the Code) as shall be determined by the Committee prior to the beginning of such Offering Period. Unless the Committee determines otherwise before the beginning of the Offering Period, Offering Periods shall commence at three (3)-month intervals on each Entry Date over the term of the Plan, and each Offering Period shall last for no more than three (3) months and end on the Purchase Date for such Offering Period. Accordingly, unless the Committee determines otherwise, four separate Offering Periods shall commence in each calendar year during which the Plan remains in existence.
“Open Enrollment Period” means the period of time prior to the start of each Offering Period during which Employees may elect to participate in the Plan as may be established by the Committee or Plan Manager from time to time.
“Participant” shall mean any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.
“Plan” shall mean the Company’s 2019 Employee Stock Purchase Plan, as the same may be amended from time to time.
“Plan Account” or “Account” shall mean a non-interest bearing account established and maintained in the name of each Participant.
“Plan Manager” shall mean any one or more Employees appointed pursuant to Section 6.3 hereof.
“Purchase Date” shall mean the last day of each Offering Period (i.e., March 31, June 30, September 30 and December 31, as applicable, or if such date is not a Trading Day, the last Trading Day immediately preceding such date).
“Purchase Price” shall mean the purchase price of a Share hereunder as provided in Section 3.1 hereof.
“Subsidiary Corporation” shall have the meaning set forth in Section 424(f) of the Code.
“Share(s)” means a share of the common stock of the Company.
“Trading Day” means a day on which the New York Stock Exchange is open for trading.
1.3    Effective Date of Plan. The Plan shall become effective on June 1, 2019 if, prior to that date, the Plan (i) has been adopted by the Board of Directors of the Company, (ii) the Company has registered the Shares on a Form S-8, and (iii) has been approved by an affirmative vote of a majority of the Shares present, in person or by

Appendix B

proxy and entitled to vote on the proposal, at a meeting at which a quorum is present; provided, however, that such shareholder approval occurs on a date no later than twelve (12) months following the date the Plan is so adopted.
1.4    Termination of Plan. The Plan shall continue in effect through and including May 31, 2029, unless terminated prior thereto pursuant to Section 4.3 hereof, or by the Board of Directors, which shall have the right to terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant’s Account shall be refunded to him or her, or otherwise disposed of in accordance with the policies and procedures prescribed by the Committee in cases where such a refund may not be possible.
Article II
Participation
2.1    Eligibility. Participation in the Plan is limited to Employees who meet the requirements of this Section 2.1. Each Employee may become a Participant by completing the enrollment procedures prescribed by the Committee or Plan Manager, as revised from time to time, during the Open Enrollment Period. No Employee may participate in the Plan if such Employee, immediately after the end of an Offering Period, would be deemed for purposes of Section 423(b)(3) of the Code to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Corporation. The Committee may, prior to the commencement of an Offering Period, exclude from participation any Employee who, at the time of the commencement of the Offering Period, is a highly compensated employee (within the meaning of Section 414(q) of the Code) who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934; provided that such exclusion is applied in an identical manner to all such highly compensated employees of the Company and each Affiliate whose employees are Participants under the Plan.
2.2    Payroll Deductions. Payment for Shares purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Such deductions shall be expressed as a whole number percentage which shall be at least one percent (1%) but not more than ten percent (10%). A Participant may not increase the deduction during an Offering Period; provided that no more than once per Offering Period, a Participant may decrease the deduction. Notwithstanding the foregoing, a Participant may change the percentage deduction for any subsequent Offering Period by filing notice thereof with the Company prior to the date on which such Offering Period commences. Any amount remaining in a Participant’s Account after the purchase of Shares shall be refunded without interest; provided that any amounts remaining in a Participant’s Account that were insufficient to acquire a full Share shall be carried forward to the next Offering Period. Any Participant who discontinues payroll deductions during an Offering Period may again become a Participant for a subsequent Offering Period upon completion of the enrollment procedures prescribed by the Plan Manager, as revised from time to time. Amounts deducted from a Participant’s Compensation pursuant to this Section 2.2 shall be credited to such Participant’s Account. No interest shall be credited to a Participant’s Account and a Participant may not make any additional payments into such Account.
Article III
Purchase of Shares
3.1    Purchase Price. Unless the Committee determines otherwise prior to the beginning of an Offering Period, the Purchase Price per Share sold to Participants hereunder shall be the product of eighty-five percent (85%) multiplied by the Fair Market Value of such share on the Purchase Date with respect to an Offering Period; provided, however, that in no event shall the Purchase Price per share be less than the par value of a Share.
3.2    Purchase of Shares. On each Purchase Date, the amount in a Participant’s Account shall be charged with the aggregate Purchase Price of the largest number of whole Shares that can be purchased with such amount.

Appendix B

Unless otherwise provided by the Plan Manager, the number of Shares purchased by each Participant on the Purchase Date shall be deposited into an account established in the Participant’s name with the stock brokerage or other financial services firm designated by the Committee. Any amount remaining in a Participant’s Account after the purchase of Shares shall be refunded without interest; provided that any amounts remaining in a Participant’s Account that were insufficient to acquire a full Share shall be carried forward to the next Offering Period.
3.3    Limitations on Purchase.
3.3.1    Notwithstanding any provisions of the Plan to the contrary, but subject to the requirements of Section 3.3.2, an Employee may not purchase Shares in any Offering Period which exceed that number of Shares which is equal to $25,000 divided by the Fair Market Value of a Share for such Offering Period reduced by the number of any Shares that were purchased by the Employee in a prior Offering Period in the same calendar year. The Fair Market Value of a Share for each Offering Period shall be the Fair Market Value of a Share on the Entry Date for such Offering Period.
3.3.2    No right under the Plan may be granted to a Participant that would permit the Participant to purchase stock under all employee stock purchase plans maintained by the Company or its Affiliates in an amount which, in the aggregate, exceeds $25,000 of Fair Market Value (determined as of the date such right is granted) for each calendar year in which the right is outstanding at any time. For purposes of this Section 3.3.2:
(a)    The right to purchase Shares accrues when the right (or any portion thereof) first becomes exercisable during the calendar year;
(b)    A right to purchase Shares that has accrued under one grant of rights under the Plan may not be carried over to any other grant of rights under the Plan or any other plan; and
(c)    The Company’s 2011 Omnibus Equity Plan and any similar plan under which stock options may be granted that is hereafter adopted by the Company or an Affiliate shall not be deemed to be an employee stock purchase plan for purposes of this Section 3.3.2.
3.3.3    To the extent necessary to comply with Section 423(b)(8) of the Code, a Participant’s payroll deductions may be decreased to zero percent (0%) during any Offering Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year is no greater than twenty-five thousand dollars ($25,000). Payroll deductions shall re-commence at the rate provided for by the Participant’s prior election at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless suspended by the Participant pursuant to Section 2.2 of the Plan.
3.4    Transferability of Rights. Rights to purchase shares hereunder shall be exercisable only by the Participant. Such rights shall not be transferable.
Article IV
Provisions Relation to Common Stock
4.1    Shares Reserved; Delivery of Shares. A maximum of 1,300,000 Shares may be purchased under the Plan, subject to adjustment in accordance with Section 4.2 hereof. Subject to the limitation in the preceding sentence, as determined by the Committee in its sole discretion, any Shares purchased under the Plan may be either newly issued shares, existing treasury shares, or new purchases in the open market.

Appendix B

4.2    Adjustment for Changes in Shares. In the event that adjustments are made in the number of outstanding Shares or such Shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise or an extraordinary cash dividend is paid in respect of the Shares, the Committee shall make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Purchase Price. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive. The existence of the Plan and any options granted hereunder shall not affect in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company or a subsidiary, any issue of debt, preferred or prior preference stock ahead of or affecting Shares, the authorization or issuance of additional Shares, the dissolution or liquidation of the Company or any subsidiary, any sale or transfer of all or part of the Company’s or a subsidiary’s assets or business or any other corporate act or proceeding. The Board of Directors may at any time terminate an Offering Period then in progress and provide, in its discretion, that Participants’ then outstanding Account balances shall be used to purchase shares pursuant to Article III or returned to the applicable Participants.
4.3    Insufficient Shares. If the aggregate funds available for the purchase of Shares on any Purchase Date would cause an issuance of Shares in excess of the number provided for in Section 4.1 hereof, (i) the Committee shall proportionately reduce the number of Shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically terminate immediately after such Purchase Date.
4.4    Confirmation. Confirmation of each purchase of Shares hereunder shall be made available to the Participant in either written or electronic format. A record of purchases shall be maintained by appropriate entries on the books of the Company. Unless otherwise determined by the Committee, Shares delivered to a Participant hereunder may not be assigned, transferred, pledged or otherwise disposed of in any way by the Participant during the one (1) year period following such delivery to the Participant (“Period of Restriction”) (other than by will or the laws of descent and distribution).
4.5    Form of Shares. Subject to the provisions of applicable laws, rules and regulations and stock exchange requirements, Shares purchased under the Plan shall be issued in book entry or similar non-certificated form, or, at the request of a Participant following completion of the Period of Restriction, in the form of a stock certificate or by “DWAC” or similar electronic transfer to a brokerage or other account of the Participant.
4.6    Rights as Shareholders. The Shares purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued and sold by the Company as of the close of business on such Purchase Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall exist with respect to such shares.
Article V
Termination of Eligibility
5.1    Termination of Eligibility. If a Participant ceases to be eligible to participate in the Plan under Section 2.1 hereof for any reason, the balance in such Account will be refunded or distributed to the Participant without interest.
5.2    Death of Participant. Upon the death of a Participant, the balance in the Participant’s Account shall be distributed without interest to the Participant’s designated beneficiary or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee or its delegate in cases where such a distribution may not be possible.

Appendix B

Article VI
Administration
6.1    Plan Administration. The Committee shall administer the Plan. For purposes of administration of the Plan, a majority of the members of the Committee (but not less than two) shall constitute a quorum, and any action taken by a majority of such members of the Committee present at any meeting at which a quorum is present, or any action approved in writing by all members of the Committee, shall be the action of the Committee.
6.2    Interpretation. The interpretation and construction by the Committee of any provisions or any right granted under it shall be final. Subject to the express provisions of the Plan, the Committee shall have full discretionary authority to interpret the Plan, to issue rules for administering the Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Plan.
6.3    Delegation. The Committee shall have full discretionary authority to delegate administrative decisions and operations to the management of one or more of the Employees of the Company or an Affiliate, including appointment of a Plan Manager.
6.4    Indemnification. No member of the Board or the Committee or any Employee to whom authority under the Plan is delegated under Section 6.3 shall be liable for any action, determination or omission taken or made in good faith with respect to the Plan or any right granted under it. The Company shall indemnify each member of the Board, the Committee and any Employee to whom authority under the Plan is delegated under Section 6.3 to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under the Plan.
6.5    Appointment of Agent. The Committee or its delegate under Section 6.3 may engage an agent to perform administrative, custodial and record keeping functions for the Plan, including, but not limited to, enrolling Participants in the Plan, purchasing or issuing Shares, holding record title to the Participants’ Shares and providing periodic account status reports to such Participants. If no such agent is engaged by the Committee or its delegate, the Committee or its delegate shall serve as the agent.
Article VII
General Provisions
7.1    Notices. Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee or the Plan Manager and shall be effective only when received by the Company.
7.2    Condition of Employment. Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Company or an Affiliate to terminate an Employee.
7.3    Withholding of Taxes. Each Participant shall, no later than the date as of which the value of an option under the Plan and/or Shares first becomes includible in the income of the Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to such option or Shares. The obligations of the Company under the Plan shall be conditioned upon the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. In particular, to the extent a Participant is subject to taxation under U.S. Federal income tax law, if the Participant makes a disposition, within the meaning of Section 424(c) of the Code of any Shares issued to the Participant pursuant to the Participant’s exercise of an option, and such disposition occurs within

Appendix B

the two-year period commencing on the day after the first date of the Offering Period or within the one-year period commencing on the day after the Purchase Date, the Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company may be required to withhold.
7.4    Amendment of the Plan. The Board of Directors may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may (a) increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2 hereof, (b) materially increase the benefits accruing to Participants or (c) materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Shares are listed. The Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, Section 423 of the Code, or any other applicable law or regulation, the Company shall obtain shareholder approval of any such amendment.
7.5    Application of Funds. All funds received by the Company by reason of purchases of Shares hereunder may be used for any corporate purpose.
7.6    Legal Restrictions. The Company shall not be obligated to sell Shares hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation.
7.7    Conditions Upon Issuance of Shares.
7.7.1    If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, no option may be exercised or paid in whole or in part unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.
7.7.2    If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an option is or may be in the circumstances unlawful, contravene the requirements of any stock exchange, or result in the imposition of excise taxes on the Company or any subsidiary under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to Shares or options and the right to exercise any option shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any subsidiary.
7.7.3    The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any option as it deems appropriate. The certificates evidencing such Shares may include any legend that the Committee deems appropriate to reflect any such restrictions.
7.8    Governing Law. The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the State of Delaware and any applicable provisions of the Code and the related regulations.

Appendix B

7.9    Jurisdiction: Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or State of Illinois or the United States District Court for the State of Delaware or State of Illinois, Northern District, and the appellate courts having jurisdiction of appeals in such courts, unless otherwise provided by applicable law. In that context, and without limiting the generality of the foregoing, the Company and each eligible Employee shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Illinois, the court of the United States of America for the State of Illinois, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Illinois state court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each eligible Employee may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE PLAN OR ANY AGREEMENT, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of an eligible Employee, at the eligible Employee’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Illinois. Notwithstanding the foregoing, the Committee may, as a condition to participation in the Plan, require that a Participant agree in writing to submit all disputes or claims arising out of or relating to such participation to binding arbitration in accordance with such terms as the Committee shall prescribe.
7.10    Unfunded Status of Plan. The Plan shall be an unfunded plan. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or make payments, provided that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

Kemper Corporation
Notice of 2019 Annual Meeting and Proxy Statement
kemper.com

E66307-P19612

*** Exercise Your *Right* to Vote ***

KEMPER CORPORATION

KEMPER CORPORATION
200 EAST RANDOLPH ST.
SUITE 3300
CHICAGO, IL 60601

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 7, 2019
Date: May 1, 2019 **Time:** 8:00 AM CDT
Location: 200 East Randolph St.
80th Floor
Chicago, IL 60601

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET:* www.proxyvote.com
2) *BY TELEPHONE:* 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 17, 2019 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E66308-P19612

Voting Items

1. Election of Directors

   Nominees:

   1a. Teresa A. Canida

   1b. George N. Cochran

   1c. Kathleen M. Cronin

   1d. Lacy M. Johnson

   1e. Robert J. Joyce

   1f. Joseph P. Lacher, Jr.

   1g. Christopher B. Sarofim

   1h. David P. Storch

   1i. Susan D. Whiting

NOTE: The proxies are authorized to vote in their discretion on other business as may properly come before the meeting or any adjournment or postponement thereof.

E66309-P19612

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E66302-P19612

KEMPER CORPORATION
Annual Meeting of Shareholders
May 1, 2019 8:00 A.M. Central Daylight Time
This proxy is solicited by the Board of Directors

The undersigned appoints Joseph P. Lacher, Jr. and C. Thomas Evans, Jr. as proxies, each with the power of substitution, to vote all shares of KEMPER CORPORATION common stock of the undersigned held as of March 7, 2019, at the Annual Meeting of Shareholders to be held at 8:00 A.M., Central Daylight Time on May 1, 2019, at 200 East Randolph Street, 80th Floor, Chicago, IL 60601, and any adjournment or postponement thereof, upon matters set forth on the reverse side of this card. This proxy card also constitutes confidential voting instructions for all shares, if any, credited to the account of the undersigned in the Kemper Corporation 401(k) Savings Plan (the Plan) to Wells Fargo Bank, N.A. as Trustee for the Plan. Voting instructions for Plan shares must be received by 1:00 A.M. Central Daylight Time on April 29, 2019.

This proxy, when properly executed and timely returned, will be voted as instructed herein by the undersigned shareholder. If returned without voting instructions for any of the proposals, this proxy will be voted FOR such proposals. However, any 401(k) Plan shares covered by any such proxy will instead be voted by the Plan trustee in proportion to all properly voted Plan shares, in accordance with the Plan document.

Address Changes/Comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

KEMPER CORPORATION
200 EAST RANDOLPH STREET
SUITE 3300
CHICAGO, IL 60601

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 10:59 P.M. Central Daylight Time on April 30, 2019. Voting of all 401(k) Plan shares must be completed by 1:00 A.M. Central Daylight Time on April 29, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Daylight Time on April 30, 2019. Voting of all 401(k) Plan shares must be completed by 1:00 A.M. Central Daylight Time on April 29, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E66301-P19612

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEMPER CORPORATION

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Teresa A. Canida	☐	☐	☐
1b. George N. Cochran	☐	☐	☐
1c. Kathleen M. Cronin	☐	☐	☐
1d. Lacy M. Johnson	☐	☐	☐
1e. Robert J. Joyce	☐	☐	☐
1f. Joseph P. Lacher, Jr.	☐	☐	☐
1g. Christopher B. Sarofim	☐	☐	☐
1h. David P. Storch	☐	☐	☐
1i. Susan D. Whiting	☐	☐	☐

For address changes/comments, mark here (see reverse for instructions) ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

NOTE: The proxies are authorized to vote in their discretion on other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian, custodian, or corporate officer, please give full title as such. Joint owners must each sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date